Exhibit 2.3

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BANKRATE, INC.,

CCBK ACQUISITION, INC.,

CREDITCARDS.COM, INC.,

THE STOCKHOLDERS SET FORTH HEREIN,

and

AMERICAN CAPITAL, LTD.,

as the Representative,

Dated as of

June 10, 2010

TABLE OF CONTENTS

ARTICLE I Merger; Closing		2

1.1.	Merger	2
1.2.	The Closing	4
1.3.	Post-Closing Adjustments to the Cash Consideration	5
1.4.	Additional Actions	7
1.5.	Option Plans	7

ARTICLE II Representations and Warranties of the Company Regarding the Group Companies		7
2.1.	Organization; Power; Good Standing	7
2.2.	Capitalization; Option Plans	8
2.3.	Indebtedness; Investments; Subsidiaries	8
2.4.	Authorization; Execution & Enforceability; No Breach	9
2.5.	Financial Statements	9
2.6.	Absence of Undisclosed Liabilities	10
2.7.	Absence of Certain Developments	10
2.8.	Assets	12
2.9.	Tax Matters	12
2.10.	Contracts and Commitments	14
2.11.	Intellectual Property Rights	16
2.12.	Litigation	19
2.13.	Brokerage	19
2.14.	Insurance	19
2.15.	Labor Matters	19
2.16.	Employee Benefits	20
2.17.	Compliance with Laws; Permits	22
2.18.	Environmental and Safety Matters	23
2.19.	Affiliate Transactions	24
2.20.	Real Property	24
2.21.	Regulatory Matters	25
2.22.	No Other Representations and Warranties	26

ARTICLE III Representations and Warranties of the Preferred Stockholders		26

3.1.	Capacity; Authorization; Execution and Enforceability; No Breach	26
3.2.	Title to Company Shares	27
3.3.	Brokerage	27
3.4.	Litigation, etc.	27
3.5.	No Other Representations and Warranties	27

ARTICLE IV Representations and Warranties of Parent and Merger Sub		28

4.1.	Organization	28
4.2.	Authorization; Execution and Enforceability; No Breach	28
4.3.	Brokerage	29
4.4.	Litigation, etc.	29
4.5.	Financing	29

i

4.6.	Acknowledgments by Parent	29
4.7.	No Other Representations and Warranties	30

ARTICLE V Pre-Closing Covenants and Agreements		30

5.1.	Conduct of Business	30
5.2.	Further Assurances	32
5.3.	Notices and Consents	32
5.4.	Access	33
5.5.	Notification of Certain Matters	33
5.6.	Exclusivity	33
5.7.	Benefit Plan Termination	34
5.8.	Joinders	34
5.9.	FSA Approval	34
5.10.	Cooperation with Financing	35
5.11.	Subsequent Actions	36
5.12.	Confidentiality	37
5.13.	Contact with Employees, Customers and Suppliers	37
5.14.	Section 280G Approval	37
5.15.	2008 and 2009 Audited Financial Statements	37

ARTICLE VI Closing Conditions		38

6.1.	Conditions Precedent to Obligations of Parent and Merger Sub	38
6.2.	Conditions Precedent to Obligations of the Stockholders	40

ARTICLE VII Termination		40

7.1.	Termination	40
7.2.	Effect of Termination	41

ARTICLE VIII Indemnification		41

8.1.	Survival of Representations and Warranties	41
8.2.	General Indemnification	42
8.3.	Limitations on Indemnification	43
8.4.	Manner of Payment	44
8.5.	Third Party Claims	45
8.6.	Indemnification of Pre-Closing Taxes	46
8.7.	Final Cash Consideration Adjustment	46
8.8.	Calculation of Loss	46

ARTICLE IX Post-Closing Covenants and Agreements		47

9.1.	Tax Matters	48
9.2.	Non-Solicit; Confidentiality	49
9.3.	Release	51
9.4.	Conflicts and Privilege	51
9.5.	Director and Officer Liability, Indemnification and Insurance	52

ii

ARTICLE X Definitions		52

ARTICLE XI Miscellaneous		65

11.1.	Fees and Expenses	65
11.2.	Press Release and Announcements	65
11.3.	Remedies	65
11.4.	Consent to Amendments; Waivers	65
11.5.	Successors and Assigns	66
11.6.	Severability	66
11.7.	Counterparts	66
11.8.	Descriptive Headings; Interpretation	66
11.9.	Entire Agreement	66
11.10.	No Third-Party Beneficiaries	67
11.11.	Schedules and Exhibits	67
11.12.	Governing Law	67
11.13.	Waiver of Jury Trial	67
11.14.	Consent to Jurisdiction	67
11.15.	Notices	68
11.16.	No Strict Construction	70
11.17.	Authorization of the Representative	71

EXHIBITS

Exhibit A	–	Stockholder Consent
Exhibit B	–	Cap Allocation Percentages
Exhibit C	–	Form of Escrow Agreement
Exhibit D	–	Escrow Allocation Percentages
Exhibit E	–	Form of Incentive Payment Agreement
Exhibit F	–	Form of DeMarse Incentive Payment Agreement
Exhibit G	–	Form of Joinder
Exhibit H	–	Net Working Capital
Exhibit I	–	Form of Note Purchase Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 10, 2010, is entered into by and among: (i) Bankrate, Inc., a Florida corporation (“Parent”); (ii) CCBK Acquisition, Inc., a Delaware corporation (“Merger Sub”); (iii) CreditCards.com, Inc., a Delaware corporation (the “Company”); (iv) Austin Ventures, IX, L.P., a Delaware limited partnership, Austin Ventures, VIII, L.P., a Delaware limited partnership, American Capital, Ltd., a Delaware corporation, American Capital Equity I, LLC, a Delaware limited liability company, and American Capital Equity II, LP, a Delaware limited partnership (collectively, the “Preferred Stockholders”); (v) American Capital, Ltd., a Delaware corporation, solely in its capacity as the Representative (the “Representative”); and (vi) the holders of Company Common Shares listed on the signature page of this Agreement and which have, or by the Closing Date will have, joined in this Agreement pursuant to a Joinder. Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE X.

WHEREAS, subject to the terms and conditions set forth herein, and in accordance with the DGCL, Parent desires that Merger Sub be merged with and into the Company, with the Company surviving (the “Merger”);

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby and concluded that the Merger is fair to and in the best interest of the Stockholders and (ii) recommended acceptance of the Merger and approval of this Agreement by the Stockholders;

WHEREAS, pursuant to an irrevocable written consent attached as Exhibit A hereto (the “Stockholder Approval”), the Stockholders (who collectively own 100% of the outstanding Company Preferred Shares and a majority of the outstanding Company Common Shares) have, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by the Company of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and the Company’s bylaws (the “Company Bylaws”), in each case as in effect as of the date hereof; and

WHEREAS, the board of directors of Parent and Merger Sub, and Parent, in its capacity as the sole equityholder of Merger Sub, have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Law.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Merger; Closing

1.1. Merger.

(a) Effects of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Merger shall be consummated and shall have the effects set forth in Section 251 of the DGCL. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b) Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Representative may agree), the parties hereto shall cause an agreement or certificate of merger (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law.

(d) Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (the “Surviving Entity Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

(e) Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Entity, each to hold office in accordance with the Surviving Entity Certificate of Incorporation and the Surviving Entity Bylaws until such director’s or officer’s successor is duly elected or appointed and qualified.

(f) Effect on Equity Securities.

(i) Conversion of Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one Common Share (as such term is defined in the Surviving Entity Certificate of Incorporation) of the Surviving Entity.

(ii) Conversion of Company Preferred Shares. At the Effective Time, each Company Preferred Share issued and outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Preferred Share, be canceled and extinguished and be converted into and shall become the right to receive a portion of the Closing Cash Consideration as provided herein. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Preferred Shares except as otherwise provided for herein or by applicable Law.

(iii) Conversion of Company Common Shares. At the Effective Time, each Company Common Share issued and outstanding as of immediately prior to the Effective Time other than any Dissenting Share shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of such Company Common Share, be canceled and extinguished and be converted into and shall become the right to receive a portion of the Closing Cash Consideration as provided herein and in the Escrow Agreement. The entire Aggregate Common Closing Date Payment shall be included in the Escrow Amount and released to such holders of Company Common Shares upon release of the Escrow Amount in accordance with the Escrow Agreement. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except as otherwise provided for herein or by applicable Law.

(iv) Withholding. The Surviving Entity shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Preferred Shares and/or Company Common Shares such amount as the Surviving Entity is required to deduct and withhold with respect to such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of applicable state, local or foreign Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Preferred Shares and/or Company Common Shares in respect of which such deduction and withholding was made.

(v) Dissenting Shares. Notwithstanding anything to the contrary contained herein, any Company Common Shares outstanding immediately prior to the Effective Time and held by a Stockholder who has not executed the Stockholder Approval or a Joinder and who has demanded appraisal for such shares in accordance with Delaware Law (“Dissenting Shares”) shall not be converted into a right to receive a portion of the Closing Cash Consideration as provided herein, unless such Stockholder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such Stockholder fails to perfect, withdraws or loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into a right to receive a portion of the Closing Cash Consideration as provided herein.

(g) Assumption of Company Notes. On the Closing Date, immediately following the consummation of the Merger, Parent shall assume the Company Notes pursuant to the Note Purchase Agreement.

1.2. The Closing.

(a) Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place at the offices of Kirkland & Ellis LLP, Citigroup Center, 601 Lexington Avenue, New York, New York 10022 commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated to be completed at the Closing (other than conditions with respect to actions to be taken by the respective parties at the Closing) or such other date, place or time as Parent and the Representative may agree. The Closing need not be in person. The date and time of the Closing are referred to as the “Closing Date”.

(b) Adjustments to Cash Consideration. Not later than three nor more than five Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a certificate, executed by the chief financial officer of the Company, certifying its good faith estimate of the Cash Consideration and all components thereof (including reasonably detailed calculations of the Net Working Capital, the Cash Amount, the Closing Indebtedness and the Unpaid Seller Expenses). As promptly as practicable, but not later than one Business Day prior to the Closing, Parent shall identify any adjustments that it believes are required to the certificate delivered by the Company and during such period of review, Parent shall have reasonable access to the working papers used in connection with the Company’s preparation of the Closing Statement and the employees who prepared the Closing Statement. If Parent identifies any such adjustments, Parent and the Company shall use commercially reasonable efforts to promptly resolve such dispute, after which the Company shall re-deliver to Parent the certificate required by this Section 1.2(b). The Cash Consideration set forth on the form of certificate finally delivered pursuant to this Section 1.2(b) and acceptable to Parent is referred to herein as the “Closing Cash Consideration”.

(c) Deliveries at the Closing. At the Closing:

(i) Certificate of Merger. The Certificate of Merger shall be filed and shall have become effective as set forth in Section 1.1(b).

(ii) Delivery of the Closing Cash Consideration. Contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the Closing Cash Consideration as follows:

(A) $7,250,000 of cash (the “Escrow Amount” ) to PNC Bank National Association (the “Escrow Agent”) which shall be deposited into an escrow account (the “Escrow Account”) established pursuant to the Escrow Agreement; and

(B) to each Person holding Company Preferred Shares as of immediately prior to the Effective Time, upon the surrender to Parent of the certificate(s) representing such Company Preferred Shares, an amount equal to the aggregate Series A Liquidation Preference (as defined in the Company Certificate of Incorporation) as of immediately prior to the Effective Time of such Company Preferred Shares held by such holder as of immediately prior to the Effective Time (or, in the event that the Closing Cash Consideration is not sufficient to pay all such amounts owed to all such holders of Company Preferred Shares, a pro rata portion of the remaining amount of Closing Cash Consideration after deduction of the Escrow Amount based on the amount that such holder would have received as compared to the aggregate amount that all such holders would have received had the Closing Cash Consideration been sufficient to pay such aggregate Series A Liquidation Preference to all such holders), and the Company shall provide Parent with a schedule setting forth the amount to be paid to each holder of Company Preferred Shares pursuant to this clause (B) along with such holder’s wire instructions at least two Business Days prior to the Closing (the aggregate amount of all such payments made pursuant to this clause (B) being referred to herein as the “Aggregate Preferred Closing Date Payment”). Until so surrendered, each certificate representing Company Preferred Shares shall represent solely the right to receive the applicable portion of the Aggregate Preferred Closing Date Payment pursuant to this Section 1.2(c)(ii)(B), and none of Parent or any Group Company shall be required to pay the holder thereof the cash to which such holder would otherwise have been entitled.

(C) Upon the surrender to Parent of the certificate(s) representing Company Common Shares, each Person holding Company Common Shares as of immediately prior to the Effective Time who is party hereto or otherwise has signed a Joinder as of immediately prior to the Effective Time shall be entitled to receive a portion of the Escrow Amount based on its respective Escrow Allocation Percentage in accordance with the terms and provisions of this Agreement. Until so surrendered, each certificate representing Company Common Shares shall represent solely the right to receive the applicable portion of the Aggregate Common Closing Date Payment on the General Release Date in accordance with the terms and provisions of this Agreement.

(D) Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to Parent, against any claim that may be made against Parent or the Surviving Entity with respect to such certificate, (i) such Person holding Company Common Shares shall have the right to receive the applicable portion of the Aggregate Common Closing Date Payment on the General Release Date in accordance with the terms and provisions of this Agreement and the Escrow Agreement and (ii) Parent shall pay or cause to be paid the applicable portion of the Aggregate Preferred Closing Date Payment to such Person holding Company Preferred Shares as contemplated by Section 1.2(c)(ii)(B).

(iii) Other Deliveries. The other documents and agreements required to be delivered pursuant to ARTICLE VI shall be delivered.

1.3. Post-Closing Adjustments to the Cash Consideration.

(a) Within 90 days after the Closing Date, Parent shall deliver to the Representative a closing statement (the “Closing Statement”) setting forth its reasonably detailed calculation of the Cash Consideration and all components thereof (including reasonably detailed calculations of the Net Working Capital, the Cash Amount, the Closing Indebtedness and the

Unpaid Seller Expenses). During the 30 days immediately following the Representative’s receipt of the Closing Statement, the Representative shall have reasonable access to the working papers used in connection with the Parent’s preparation of the Closing Statement. The Closing Statement shall become final and binding upon the parties on the 30th day following receipt thereof by the Representative unless the Representative gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall (1) specify in reasonable detail the nature and amount of any disagreement so asserted (the “Disputed Items”) and (2) as to Net Working Capital, only include disagreements based on mathematical errors or based on the Net Working Capital as of immediately prior to the Closing not being calculated in accordance with the definition of Net Working Capital in ARTICLE X. If a timely Notice of Disagreement is received by Parent, then the Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date Parent and the Representative resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor; provided that, for purposes of clarity, any items that are not so disputed shall become final and binding upon the parties on the 30th day following the Representative’s receipt of the Closing Statement. During the 30 days immediately following the delivery of a Notice of Disagreement, Parent and the Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Parent shall have reasonable access to the working papers of the Representative used in connection with the Representative’s preparation of the Notice of Disagreement. If, at the end of such 30 day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by the Representative and Parent, the Representative and Parent shall submit to PriceWaterhouseCoopers, or, if PriceWaterhouseCoopers is unwilling to be so retained, to a nationally recognized accounting firm as reasonably agreed to by Parent and the Representative (in either case, the “Independent Auditor”), for review and resolution of any such Disputed Items which remain in dispute (including such party’s proposed resolution thereof) and which were properly included in the Notice of Disagreement. The Independent Auditor shall make a final determination of each Disputed Item as of immediately prior to the Closing based solely on one presentation by each of Parent and the Representative (and not by independent review), which determination shall be binding on the parties. Parent and the Representative shall cause the Independent Auditor (i) to be bound by the principles set forth in this Section 1.3, (ii) to limit its review to matters specifically set forth in the Notice of Disagreement and (iii) not to assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(b) The Independent Auditor shall be retained to resolve such dispute promptly and, in any event, within 30 days from the date the dispute is submitted to the Independent Auditor. The fees and expenses of the Independent Auditor acting under this Section 1.3 shall be borne equally by Parent and the Representative. The determination as to each Disputed Item as determined by agreement of Parent and the Representative or by the Independent Auditor shall be final and binding on the parties hereto. The Cash Consideration as adjusted on a dollar-for-dollar basis (positively or negatively, as applicable) based on the final determination of the Net Working Capital, the Cash Amount, the Closing Indebtedness and the Unpaid Seller Expenses, pursuant to clauses (a) and (b) of this Section 1.3 shall be referred to herein as the “Final Cash Consideration”.

(c) To the extent that the Final Cash Consideration is greater than the Closing Cash Consideration, Parent shall pay to the Representative (on behalf of the Stockholders) an amount equal to such excess within five Business Days of the final determination of such amount pursuant to Section 1.3(a) by wire transfer of immediately available funds to an account designated by the Representative. The Representative shall have the right to retain all or any portion of such amount to which it is or may be entitled pursuant to Section 11.17(b). To the extent that the Final Cash Consideration is less than the Closing Cash Consideration, the Representative (on behalf of the Preferred Stockholders) and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to the Surviving Entity an amount equal to such shortfall from the Escrow Funds within five Business Days of the final determination of such amount pursuant to Section 1.3(a) by wire transfer of immediately available funds to an account designated by Parent.

1.4. Additional Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

1.5. Option Plans. As of the Effective Time, the Option Plan shall terminate and no holder of Company Options issued pursuant to the Option Plan or any participant in the Option Plan will have any rights thereunder, including any rights to acquire any equity securities of the Company, the Surviving Entity or any Subsidiaries thereof or any rights to receive any portion of the Closing Cash Consideration on account of Company Options. At or prior to the Closing, the Company shall take all actions necessary (including obtaining any necessary participant consents, and determinations and/or resolutions of the Company’s board of directors or a committee thereof) such that the provisions of this Section 1.5 shall apply without limitation.

ARTICLE II

Representations and Warranties of the Company Regarding the Group Companies

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Merger Sub as follows:

2.1. Organization; Power; Good Standing. Each Group Company is a corporation or private limited company, as applicable, duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified (which such jurisdictions are set forth on Schedule 2.1), except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Group Company possesses full power and authority necessary to own and operate its properties and to carry on its businesses as presently conducted. The copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of each Group Company which have been furnished to Parent reflect all amendments made thereto at any time prior to the date of this Agreement and are true, complete and correct copies of the originals.

2.2. Capitalization; Option Plans. The authorized capital stock of the Company consists of (i) 200,000,000 Company Common Shares, 194,988,219 shares of which are issued and outstanding and (ii) 400,000 shares of preferred stock with a par value of $0.001, of which 277,000 have been designated as Company Preferred Shares, 274,824.33 shares of which are issued and outstanding. The Company Shares were duly authorized and validly issued, are fully-paid and non-assessable and as of the date hereof are (and as of immediately prior to the Effective Time will be) held of record by the Stockholders as set forth on Schedule 2.2. Except as set forth on Schedule 2.2, the Company has no outstanding (i) stock or securities convertible, exercisable or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for, or to purchase, its capital stock or (ii) stock appreciation rights or phantom stock or similar plans or rights. Except as set forth on Schedule 2.2, there are no (x) outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (y) voting trusts, proxies or other agreements among any Stockholders with respect to the voting or transfer of such Company’s capital stock.

2.3. Indebtedness; Investments; Subsidiaries.

(a) Except as set forth on Schedule 2.3(a), no Group Company has any Indebtedness.

(b) Except as set forth on Schedule 2.3(b), the Company has no Subsidiaries and no Group Company has or holds the contractual right to make an Investment in any other Person.

(c) The authorized, issued and outstanding capital stock and share capital of each Subsidiary of the Company is set forth on Schedule 2.3(c), all of which is duly authorized, validly issued, fully-paid and non-assessable and is held beneficially and of record as set forth on Schedule 2.3(c), free and clear of any Liens other than Permitted Liens (pursuant to clause (e) or (f) only of the definition thereof). No Subsidiary of the Company has any outstanding (i) stock or securities convertible, exercisable or exchangeable for any shares of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its capital stock or (ii) stock appreciation rights or phantom stock or similar plans or rights. There are no (x) outstanding obligations of any Subsidiary of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock or (y) voting trusts, proxies or other agreements among the stockholders of any Subsidiary of the Company with respect to the voting or transfer of such Subsidiary’s capital stock.

2.4. Authorization; Execution & Enforceability; No Breach.

(a) Each Group Company possesses full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments to which it is a party necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

(b) Each Group Company’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of such Group Company and such Group Company’s stockholders or members, as applicable. Each Transaction Document to which a Group Company is a party has been duly and validly executed and delivered by such Group Company and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Except as set forth on Schedule 2.4(c), the execution and delivery by each Group Company of each Transaction Document to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Group Company does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon such Group Company’s capital stock or assets, including the Company Shares, pursuant to, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Third Party or any Government Entity pursuant to (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of such Group Company, (B) any Law to which such Group Company is subject except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole or (C) any Material Contract or License to which such Group Company is subject.

2.5. Financial Statements. Attached hereto as Schedule 2.5 are true, complete and correct copies of the (a) audited consolidated balance sheet and statements of income and cash flow for the Company as of and for the fiscal year ended December 31, 2007, (b) unaudited consolidated balance sheet and statements of income and cash flows for the Company as of and for the fiscal years ended December 31, 2008 and December 31, 2009 and (c) unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income and cash flows for the Company as of and for the four month period ended as of April 30, 2010 (the “Most Recent Balance Sheet Date”) (collectively, the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) (w) is true, complete and correct in all material respects, (x) has been prepared from, and is consistent with, the books and records of each Group Company (which are correct and complete in all material respects), (y) fairly presents in all material respects the financial condition as of the dates thereof, operating results and cash flows for the periods of the Group Companies then ended and (z) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with past custom and practice of the Group Companies (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments) (which are not material individually or in the aggregate)). Each Group Company maintains and, for all periods covered by the Financial Statements, has maintained (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of such Group Company and (ii) a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

2.6. Absence of Undisclosed Liabilities. No Group Company has any Liability or obligation other than (i) Liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (ii) Liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business consistent with past custom and practice, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Liabilities otherwise disclosed on Schedule 2.6, and (v) Liabilities that do not exceed $1,000,000 individually or $3,000,000 in the aggregate.

2.7. Absence of Certain Developments. Since December 31, 2009, there has occurred no fact, event or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Except for any action taken in connection with the Restructuring, as expressly contemplated by this Agreement or as set forth on Schedule 2.7, since December 31, 2009, the Group Companies have conducted their business only in the ordinary course consistent with past custom and practice, and no Group Company has:

(a) authorized for issuance, issued, sold, delivered, or granted any notes, bonds or other debt securities or any capital stock or other equity interests or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity interests;

(b) discharged or satisfied any Lien or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past custom and practice;

(c) declared, set aside or made any payment or distribution of cash with respect to its capital stock or other equity interests or declared, set aside or made any payment or distribution of other property with respect to its capital stock or other equity interests or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity interests (including any warrants, options or other rights to acquire its capital stock or other equity interests);

(d) accelerated any billing of customers or collection of receivables other than in the ordinary course of business consistent with past custom and practice;

(e) delayed, postponed or canceled the payment of accounts payable or any other Liability other than in the ordinary course of business consistent with past custom and practice;

(f) sold, assigned, transferred, leased, licensed, failed to maintain, abandoned or otherwise disposed of any of its assets, tangible or intangible having a value in excess of $100,000 in the aggregate (including taking any action that would reasonably be expected to cause the loss, lapse or abandonment of any Company Intellectual Property Rights other than the granting of non-exclusive licenses in the ordinary course of business consistent with past custom and practice) or sold, assigned or otherwise transferred any patented, registered or applied-for Company Intellectual Property Rights or any unregistered copyrights, trade secrets or computer software (including any source code thereof) for any consideration having a value in excess of $25,000;

(g) made any loan to, or entered into any other transaction with, any of its directors, officers or employees;

(h) entered into any employment or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(i) granted any increase in the compensation of any of its directors, officers or employees, made any material change in employment terms for any such Person or adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of any such Person (or taken any such action with respect to any other Employee Benefit Plan);

(j) made any loans or advances to, guarantees for the benefit of, or any Investments in, any Person or formed any Subsidiary;

(k) committed to make any capital expenditures after the Closing in excess of $50,000 in the aggregate;

(l) prior to the date of this Agreement, suffered any damage, destruction or casualty loss exceeding $50,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(m) made any Tax election or changed an annual accounting period, filed any amended material Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability or consented to any extension or wavier of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes, or taken or omitted to take any other action (outside the ordinary course of business consistent with past custom and practice) that had or would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax benefit of any Group Company;

(n) made any change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory, in each case, that is material or outside of the ordinary course of business consistent with past custom and practice or as otherwise required by a concurrent change in GAAP; or

(o) agreed, whether orally or in writing, to do any of the foregoing.

2.8. Assets. The Group Companies have good and valid title to, a valid leasehold interest in, or a valid license to use the properties and assets, tangible or intangible, shown on the Most Recent Balance Sheet or acquired thereafter, free and clear of all Liens, except for (a) properties and assets disposed of in the ordinary course of business consistent with past custom and practice since the Most Recent Balance Sheet Date and (b) Permitted Liens. The Group Companies own, have a valid leasehold interest in, or have a valid leasehold to use, all of the material properties, assets and rights, whether tangible or intangible, taken as a whole, that are currently used in the conduct of their business as presently conducted. Each tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used.

2.9. Tax Matters. Except as set forth on Schedule 2.9:

(a) since the Reference Date, each Group Company has filed (or has had filed on its behalf) all Tax Returns which it is required to file under applicable Laws and regulations, and all such Tax Returns are true, complete and correct in all material respects (other than any Tax attributes provided therein) and have been prepared in material compliance with all applicable Laws and regulations;

(b) since the Reference Date, each Group Company has timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return), has timely withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other Third Party and all IRS Forms W-2, 1042-S and 1099 required with respect thereto have been properly completed and timely filed;

(c) (i) since the Reference Date, no Group Company (A) has waived any statute of limitations with respect to any Taxes of any Group Company or agreed to any extension of time for filing any Tax Return of any Group Company which has not been filed or (B) has consented to any extension of time with respect to any Tax assessment or deficiency; (ii) since the Reference Date, no foreign, federal, state or local Tax audits or assessments or administrative or judicial proceedings are, to the Knowledge of the Group Companies, threatened or pending with respect to any Group Company; (iii) there are no Liens on any of the assets of any Group Company that arose in connection with any failure (or alleged failure) to pay any Tax; and (iv) there is no dispute with or, to the Knowledge of the Group Companies, claim by any taxing authority concerning any Tax liability of any Group Company;

(d) since the Reference Date, no written claims has ever been made by a taxing authority in a jurisdiction where any Group Company does not file Tax Returns that such Group Company is or may be subject to Taxes assessed by such jurisdiction;

(e) no Group Company (i) since the Reference Date has been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return or (ii) is a party to or bound by any Tax allocation or Tax sharing agreement, (iii) since the Reference Date has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, (iv) since the Reference Date has engaged in any reportable transaction within the meaning of Section 6111 and 6112 of the Code, (v) is currently subject to a limitation under Section 382, 383 or 384 of the Code (or any corresponding provision of state, local or foreign Tax Law or (vi) is or has ever been since the Reference Date a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(f) since the Reference Date, no Group Company has requested or received a ruling from any taxing authority or signed any binding agreement with any taxing authority that might impact any Tax attribute of or the amount of Tax due from any Group Company after the Closing Date;

(g) each contract, arrangement, or plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) of each Group Company is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects, and no Group Company has any indemnity obligation for any Taxes imposed under Section 409A of the Code;

(h) no Group Company is a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law), in each case, in connection with the transactions contemplated hereby; no Group Company has any indemnity obligation for any Taxes imposed under Section 4999 of the Code;

(i) no Group Company is liable for the Taxes of another Person (i) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or indemnity or (iv) otherwise; and

(j) no Group Company will be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) for which a Tax Return has not yet been filed, or that ends after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) cancellation of indebtedness income realized on or before December 31, 2009 that was or will be excluded from the United States taxable income of the Group Companies under Section 108(a)(1)(B) of the Code, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) election under Section 108(i) of the Code.

(k) No asset or item of property of any Group Company is a section 197(f)(9) intangible, within the meaning of Treasury Regulation Section 1.197-2(h)(1).

(l) The Company Notes are not traded on an established market for purposes of Section 1273 of the Code.

2.10. Contracts and Commitments.

(a) Except as set forth on Schedule 2.10(a), no Group Company is a party to, or bound by, any written or oral (without duplication):

(i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii) management agreement or contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $50,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (C) otherwise restricting its ability to terminate the employment of any employee at any time for any lawful reason or for no reason without penalty or Liability;

(iv) contract or agreement involving any Government Entity;

(v) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset (tangible or intangible) or material group of assets (tangible or intangible) or any letter of credit arrangements, or any guarantee therefor;

(vi) lease or agreement (other than with respect to data centers of any Group Company) under which it is (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $50,000 or (B) lessor of or permits any Third Party to hold or operate any personal property owned or controlled by it;

(vii) agreements relating to the ownership of, Investments in or loans and advances to any Person, including Investments in joint ventures, partnerships and minority equity investments;

(viii) license, royalty, indemnification or other agreement relating to any Intellectual Property Rights (including any agreements relating to the licensing of

Intellectual Property Rights by any Group Company to a Third Party or by a Third Party to any Group Company, except for licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $25,000 and the terms and conditions of any “open source” licenses;

(ix) collaboration, joint development, strategic alliance or similar agreement;

(x) agent, sales representative, sales or distribution agreement which involves consideration in excess of $50,000 annually;

(xi) contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world;

(xii) settlement, conciliation or similar agreement which involves consideration in excess of $100,000 annually;

(xiii) agreement (or group of related agreements) for the purchase or sale of supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $50,000;

(xiv) agreement involving any Company Affiliate except for intra-company transactions among the Group Companies; or

(xv) agreement (or group of related agreements) which involves consideration in excess of $100,000 annually and is not otherwise required to be disclosed pursuant to any of the foregoing.

(b) Each of the contracts, agreements and instruments set forth or required to be set forth on Schedule 2.10(a) and the Real Property Leases (collectively the “Material Contracts”) are legal, valid, binding and enforceable against the Group Company party thereto in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and in full force and effect. No party to any Material Contract has repudiated, in writing, any Material Contract and, to the Knowledge of each Group Company, no such party has repudiated any such Material Contract. No Group Company is in default under, in breach of, or in receipt of any claim of default or breach under any Material Contract in any material respect. No event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by any Group Company under any Material Contract in any material respect, and, to the Company’s Knowledge, there is no existing or threatened breach or cancellation by any other party to any Material Contract. Parent has been provided access to (i) a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto and (ii) a true, complete and correct description of the terms and conditions of each oral Material Contract.

2.11. Intellectual Property Rights.

(a) Schedule 2.11(a) contains a true, complete and correct list of all of the following that are owned or used by any Group Company (identifying for each, as applicable, the owner(s), jurisdiction and the patent, registration and/or application numbers, and if not owned by any Group Company, the details of the corresponding license agreement pursuant to which any Group Company has the right to use such Intellectual Property Rights): (i) patented or registered Intellectual Property Rights (including Internet domain names), (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software material to the conduct of the business of any Group Company (other than commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $25,000), and (iv) unregistered trademarks and service marks currently used in connection with any material product or service of any Group Company.

(b) Except as set forth on Schedule 2.11(b), the Group Companies solely and exclusively own all right, title and interest in and to, or have the right to use pursuant to a valid and enforceable license set forth on Schedule 2.10(a), free and clear of all Liens other than Permitted Liens, all Intellectual Property Rights, used or held for use in the conduct of the business of the Group Companies as currently conducted (including all of the Intellectual Property Rights set forth on Schedule 2.11(a)) (collectively, and together with any other Intellectual Property Rights owned by any Group Company, “Company Intellectual Property Rights”). It is acknowledged and agreed that nothing in the foregoing sentence shall be construed as a representation that the use of the Company Intellectual Property Rights does not infringe any Intellectual Property Rights of any third party, and that such matters are the subject of the non-infringement representation set forth in Section 2.11(c) below. The registered Company Intellectual Property Rights, and to the Company’s Knowledge, all other Company Intellectual Property Rights, owned by any Group Company are valid, enforceable and subsisting, and no loss, other than by expiration of patents at the end of their respective statutory terms, of any such Company Intellectual Property Rights is pending or, to the Company’s Knowledge, has been threatened in writing since the Reference Date. Since the Reference Date, the Group Companies have taken all commercially reasonable, customary or necessary action, including the payment of all fees and taxes (to the extent applicable), to maintain and protect the Company Intellectual Property Rights owned by any Group Company.

(c) Except as set forth on Schedule 2.11(c), (i) there are no claims against a Group Company that were either made (or, to the Knowledge of the Group Companies, threatened) since the Reference Date or that are presently pending contesting the validity, use, enforceability, ownership, patentability or registrability of any of the Company Intellectual Property Rights owned by the Group Companies, and to the Knowledge of the Group Companies, there is no reasonable basis for any such claim, (ii) since the Reference Date, no Group Company (including the operation of the business of any Group Company) has infringed, misappropriated or otherwise conflicted with, and the operation of the business of any Group Company as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any other Persons and no Group Company has any Knowledge of any facts or circumstances that indicate a likelihood of any of the foregoing, (iii) since the Reference Date, no Group Company or Stockholder has received any notices (including any cease-and-desist letters or demands or offers to license) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property Rights of any other Person, and (iv) to the Knowledge of the Group Companies, since the Reference Date, no other Person has infringed, misappropriated, or otherwise conflicted with, or is infringing, misappropriating or otherwise conflicting with, any of the Company Intellectual Property Rights. All of the Company Intellectual Property Rights and Company Systems will be owned or available for use by the Group Companies immediately after the Closing on terms and conditions identical to those under which the Group Companies owned or used the Company Intellectual Property Rights and Company Systems immediately prior to the Closing.

(d) Since the Reference Date, each current and former employee, consultant, contractor, director and officer of the Group Companies has entered into a written agreement in the form attached to Schedule 2.11(d), and such agreements are valid and enforceable in accordance with their terms, subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). To the Knowledge of the Group Companies, (i) no Person that is a party to any such agreement is in breach thereof and (ii) since the Reference date, no such Person has asserted any right, title or interest in or to any Company Intellectual Property Rights.

(e) The computer systems, including the software (including source code, executable code, systems, tools, data, databases, firmware and related documentation), firmware, hardware (whether general or special purpose), networks, interfaces, servers, sites, circuits and platforms that are owned by or under the control of, or operated, used, distributed, provided, licensed, leased by or on behalf of, any of the Group Companies in the conduct of their respective businesses (collectively, the “Company Systems”) are sufficient for the needs of the Group Companies based on the operation of the business as currently conducted, including as to capacity and ability to process current and anticipated peak volumes (based on historical volumes) in a timely manner. In the 18 month period prior to the date of this Agreement, there have been no failures, breakdowns, or continued substandard performance of any Company Systems that have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of any Group Company. To the Knowledge of the Group Companies, since the Reference Date, none of the Company Systems have been subject to any malicious code (including any viruses, bugs, disabling code, time bombs or Trojan horses) and none of the data or information stored or contained therein or transmitted, accessed or processed thereby has been damaged, destroyed, lost, corrupted, altered or misused. Since the Reference Date, the Group Companies have taken commercially reasonable steps to provide for the security, continuity and integrity of the Computer Systems and the back-up and recovery of data and information stored or contained therein or processed thereby, including by backing up all data and databases at an on-site and off-site location on at least a daily and weekly basis, respectively, to ensure there is no loss of data or other information) and to prevent and guard against any unauthorized access or use thereof. To the Knowledge of the Group Companies, since the Reference Date, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing data or information or the Company Systems that have resulted in, or would reasonably be expected to adversely effect, or to result in any material liability of, any Group Company. Each Group Company has and maintains a commercially reasonable disaster recovery and business continuity plans and procedures for the business of such Group Company and acts in compliance therewith, and since the Reference Date has adequately and successfully tested such disaster recovery and business continuity plans on a reasonably regular basis for adequacy and effectiveness, and such plans have been proven effective upon such testing in all material respects.

(f) No Group Company’s use of any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org) could (i) require, or condition the use or distribution, or access to, any Company Software on (A) the disclosure, licensing or distribution of any source code for any portion of any Company Software, (B) the licensing of any Company Software for the purpose of making derivative works, or (C) the distribution of any Company Software at no charge, and/or (ii) otherwise impose any limitation, restriction, or condition on the right or ability of any Group Company to use, license, sell or distribute any Company Software or other materials (including as a result of any Group Company’s incorporating or using any Company Software in the development or compilation of, any Company Systems or in connection with any Web-based or other applications or services provided to any Person or in any Company Software used in the operation of the business of any Group Company).

(g) (i) No source code for any software included in any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Group Company, (ii) no Group Company has a duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Group Company, and (iii) since the Reference Date, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would, individually or in the aggregate, reasonably be expected to result in the delivery, license, or disclosure of the source code for any Company Software to any Person who is not, as of the date of this Agreement, an employee of a Group Company.

(h) Except as set forth on Schedule 2.11(h), since the Reference Date, the Group Companies have complied, and are presently in material compliance, with their respective privacy policies and terms of use and with all applicable data protection, privacy and other Laws governing the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (whether electronically or in any other form or medium) of any personally identifiable information or data in all material respects. Since the Reference Date, there has not been any notice to, complaint against, or audit, proceeding or known investigation conducted or claim asserted with respect to any Group Company by any Person (including any Government Entity) regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure of personally identifiable information or data and none is pending, or to the Knowledge of the Group Companies, threatened, and to the Knowledge of the Group Companies, there is no basis for the same. Since the Reference Date, no Group Company has experienced any incident in which any personally identifiable information or data was or may have been stolen or subject to any unauthorized access or use that has resulted in, or would reasonably be expected to result in, any material liability of such Group Company.

2.12. Litigation. Except as set forth on Schedule 2.12, there are no actions, suits, hearings, proceedings (including any arbitration proceedings), orders, known investigations, known grievances, indictments, claims, condemnations, assessments or expropriations or other proceedings in eminent domain (each a “Proceeding”) (a) pending or, to the Knowledge of any Group Company, threatened against or affecting any Group Company or its assets, or (b) pending or threatened by any Group Company against any Third Party, in each case, at Law or in equity, or before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement). No Group Company or its assets is subject to any judgment, order or decree of any Government Entity.

2.13. Brokerage. Except as set forth on Schedule 2.13, no Group Company has incurred or shall become liable for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Group Company is a party or to which any Group Company is subject.

2.14. Insurance. Schedule 2.14 set forth a description of each insurance policy maintained by any Group Company with respect to its properties, assets and business (including the name of the insurer, the policy number, and the period, amount and scope of coverage). No Group Company (a) is in default with respect to its obligations under any insurance policy maintained by it, or (b) since the Reference Date, has been denied insurance coverage. Each such insurance policy is legal, valid, binding and enforceable against the Group Company party thereto subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and in full force and effect. Schedule 2.14 sets forth a list of all claims, if any, made by any Group Company since the Reference Date, against an insurer in respect of coverage under an insurance policy and there have been no denials of claims nor reservation of rights letters with regard to such claims. No Group Company has any self-insurance or co-insurance programs.

2.15. Labor Matters.

(a) Schedule 2.15(a) sets forth a true, complete and correct list of (i) all employees of each Group Company, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the total compensation for each executive during the 12 months ending on April 30, 2010, including any bonus, contingent or deferred compensation, (iv) a list of each of the directors of each Group Company and (v) the current annual rate of compensation of each such director who is not an employee of a Group Company. No executive of any Group Company has informed any Group Company in writing of any plan to terminate employment with or services for any Group Company.

(b) Except as set forth on Schedule 2.15(b), since the Reference Date, no Group Company: (i) has experienced any strikes, grievances, claims of unfair labor practices, or other material labor disputes; (ii) has committed any material unfair labor practice; (iii) has

Knowledge of any union organizational or decertification activities underway or threatened by, on behalf of or against any labor union with respect to employees of any Group Company; (iv) has any material workman’s compensation liability, experience or matter that, individually or in the aggregate, would reasonably be expected to be material to the Group Companies taken as a whole; (v) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”), and no such action will be implemented prior to the Closing without advance notification to Parent; or (vi) is subject to any pending or, to the Knowledge of the Group Companies, threatened, employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind in any forum, relating to an alleged violation or breach by any Group Company (or its officers or directors) of any Law, regulation or contract, and no employee or agent of any Group Company has committed any act or omission giving rise to material Liability for any violation or breach identified in this Section 2.15(b).

(c) Since the Reference Date, the UK Companies have complied in all material respects with UK Employment Legislation in relation to the employees whose normal place of work is in the United Kingdom, there are no material disputes relating to such employees and no enhanced redundancy entitlements apply to such employees. Since the Reference Date, to the Company’s Knowledge, no employees of the UK Companies have transferred to the UK Companies pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006. Except as set forth on Schedule 2.10(a), there are no consultants engaged by the UK Companies. The contracts of employment for the senior management team of the UK Companies are set forth on Schedule 2.10(a).

2.16. Employee Benefits.

(a) Schedule 2.16(a) sets forth a true, complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensation or benefit plan, equity incentive compensation plan or agreement, program, policy, practice, agreement or arrangement that is maintained, sponsored, contributed to or required to be contributed to by any Group Company, or with respect to which any Group Company has any Liability (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).

(b) With respect to each Employee Benefit Plan, the Company has made available to Parent true, complete and correct copies of, as applicable: (i) the plan and trust documents, with all amendments thereto; (ii) the summary plan description; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three most recent annual reports (Form 5500-series, with all applicable attachments); (v) all related insurance contracts, other funding arrangements and administrative services agreements; and (vi) all other documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(c) Since the Reference Date, each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code and other applicable Laws. Since the Reference Date, each Group Company and each Person that at any relevant time is or has been treated as a single employer with any Group Company under Section 414 of the Code (each, an “ERISA Affiliate”) has complied in all material respects and is in compliance in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”).

(d) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination or opinion letter from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(e) With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) for all periods commencing on or after the Reference Date and ending prior to or as of the Closing Date have been made or properly accrued.

(f) No Group Company or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to: (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company or ERISA Affiliate has any Liability under Title IV of ERISA, and no Group Company has any Liability as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person.

(g) No Group Company or any ERISA Affiliate maintains, sponsors, contributes to or has an obligation to contribute to, or has any Liability under or with respect to, any plan, program, agreement or arrangement that provides post-termination or post-retirement health or life insurance or other welfare-type benefits to current or future retired or terminated directors, officers, employees or contractors (or any spouse or other dependent thereof) or any other Person other than in accordance with COBRA.

(h) Since the Reference Date, with respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any Liability for breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan and (iii) no action, known investigation, suit, proceeding, hearing, audit or claim (other than routine claims for benefits) is pending or, to the Knowledge of the Group Companies, threatened, and there are no facts or circumstances that would give rise to or would reasonably be expected to give rise to any such action, investigation, suit, proceeding, hearing, audit or claim.

(i) Since the Reference Date, each Group Company has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services for such Group Company as common Law employees, leased employees, independent contractors or agents of such Group Company. Except as set forth on Schedule 2.16(i), the transactions contemplated by this Agreement will not cause the acceleration of vesting in, or payment of, any benefits or compensation under any Employee Benefit Plan and will not otherwise accelerate or increase any liability or obligation under any Employee Benefit Plan.

(j) Schedule 2.16(j) sets forth a true, complete and correct list of each benefit or compensation plan, program, agreement or arrangement maintained, sponsored or contributed to by any Group Company or with respect to which any Group Company has any Liability for Persons working primarily outside the United States. Since the Reference Date, each such plan, program, agreement or arrangement has been maintained, funded and administered in compliance with its terms and the requirements of all applicable Laws, and no such plan program, agreement or arrangement has any unfunded or underfunded Liabilities.

(k) Since the Reference Date, neither Freedom Marketing Ltd. nor CreditCards.com Ltd (together the “UK Companies”) nor any associated or connected person is or has been an employer (for purposes of Sections 38 to 51 of the UK Pensions Act 2004) of an occupational pension scheme that is not a money purchase pension scheme (both terms as defined in the UK Pension Schemes Act 1993).

(l) Since the Reference Date, no claim has been made or, to the Company’s Knowledge, threatened against the UK Companies in relation to any benefit or compensation plan, program or arrangement of the type described in Section 2.16(j) and the UK Companies have at all material times since the Reference Date complied with and continue to comply with any obligation which they may have to designate a stakeholder pension scheme under the UK Welfare Reform and Pensions Act 1999.

2.17. Compliance with Laws; Permits.

(a) Except as set forth on Schedule 2.17(a) hereto, and except with respect to the subject matter of the representations and warranties set forth in Section 2.9 (Tax Matters), Section 2.11(h) (Data Protection and Privacy Law Compliance), Section 2.15 (Labor Matters, Section 2.16 (Employee Benefit), Section 2.18 (Environmental and Safety Matters) and Section 2.20 (Regulatory Matters) which shall solely be subject to such provisions, since the Reference Date, each Group Company and its assets has complied, and is in compliance, with all applicable Laws in all material respects. Except as set forth on Schedule 2.17(a), since the Reference Date, no written notices have been received by and no claims have been filed against any Group Company alleging a material violation of any Laws.

(b) The Group Companies hold all Licenses from any Government Entity required for the conduct of their business and the ownership of and operation on their properties as presently conducted and operated, except where the failure to hold such License would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole. Since the Reference Date, no written notices have been received by the any Group Company alleging the failure to hold any License of any Government Entity required for the conduct of their business and the ownership of and operation on their properties. Each Group Company is in compliance with all material terms and conditions of all Licenses which it holds and all of such Licenses are in full force and effect. No loss or expiration of any License is pending or, to the Knowledge of the Group Companies, threatened other than expiration in accordance with the terms thereof.

2.18. Environmental and Safety Matters. Except as set forth on Schedule 2.18, since the Reference Date:

(a) Each Group Company has complied with and is currently in compliance with all Environmental Laws in all material respects. Without limiting the foregoing, each Group Company has obtained and complied with, and is currently in compliance with, all Licenses required pursuant to any Environmental Laws for the occupancy of its properties or facilities or the operation of its business.

(b) No Group Company has received any written notice, report or other information regarding any violation of any Environmental Laws or any Liability, including any investigatory, remedial or corrective obligations, relating to the Group Companies or any of their current or former properties or operations arising under Environmental Laws. No Group Company is a party to or the subject of any action, suit, hearing, order, known investigation, known grievance, indictment, claim, condemnation, assessment, expropriation or other proceeding (including any arbitration proceeding) pursuant to any Environmental Law or relating to any Hazardous Substance.

(c) No Group Company nor any of its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed Persons to or released any Hazardous Substance, or owned or operated any facility or property contaminated by any Hazardous Substance, which has given rise to any Liabilities under Environmental Laws, including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations.

(d) No Group Company has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability or corrective or remedial obligation of any other Person relating to any Environmental Laws.

(e) No Group Company nor any of its predecessors have manufactured, sold, marketed, installed, removed or distributed asbestos or products or items containing asbestos, and no Group Company nor any of its predecessors has any Liabilities with respect to the presence or alleged presence of asbestos-containing material in any product or item on, at or upon any property or facility.

The Company has made available to Parent all environmental audits, reports and other documents relating to the former or current properties, facilities or operations of the Group Companies and their predecessors, to the extent such documents are in the possession, custody or control of the Group Companies.

2.19. Affiliate Transactions.

(a) Except as set forth on Schedule 2.19(a), no employee, officer, director, shareholder or Affiliate of the Group Companies, or any Person in the Family Group of any of the foregoing (each, a “Company Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with any Group Company or that pertains to the business of the Group Companies other than (A) any employment, non-competition, confidentiality or other similar agreements between any Group Company and any Person who is an officer, director or employee of the Group Companies, (B) for intra-company transactions solely among the Group Companies, and (C) transactions, agreements, contracts or understandings between any of the Preferred Stockholders and the Company or which otherwise relate to the purchase, transfer or voting of securities, in each case, which will be terminated as of the Closing (each, an “Affiliate Agreement”) or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by any Group Company in carrying out its business (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(b) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between any Group Company, on the one hand, and a Company Affiliate on the other hand, except to the extent arising out of (i) the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 2.19(b) (and a true, complete and correct copy of which has been made available to Parent), (ii) compensation and benefits provided to officers and employees of the Company, (iii) indemnification obligations to directors, officers and employees or which specifically survived the termination of any Affiliate Agreements and (iv) obligations under the Note Purchase Agreement and Bankrate Notes.

2.20. Real Property.

(a) No Group Company has any Owned Real Property.

(b) Schedule 2.20(b) sets forth the address of each Leased Real Property and a true; complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions and other agreements with respect thereto pursuant to which any Group Company holds such Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. The Company has made available to Parent true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. The Group Companies have a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens except for Permitted Liens. Except as set forth on Schedule 2.20(b), with respect to each Real Property Lease: (i) there exists no breach, default or condition by the Group Company party thereto which, with the giving of notice, the passage of time or both, would constitute a breach or default under such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease; (ii) since the Reference Date, the Group Companies’ possession and quiet enjoyment of the Leased Real Property under such Real Property Lease has not been disturbed, and, to the Knowledge of the Group Companies, there are no disputes with respect to such Real Property

Lease; (iii) since the Reference Date, no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iv) no Group Company owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) no Group Company has collaterally assigned or granted any other security interest in such Real Property Lease.

(c) The Leased Real Property constitutes all of the real property owned, leased or occupied by the Group Companies in connection with the business of the Group Companies. The Leased Real Property is in good condition and repair (normal wear and tear excepted). To the Company’s Knowledge, none of the Leased Real Property or any portion thereof is located in a flood hazard area (as defined by the Federal Emergency Management Agency). To the Company’s Knowledge, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property (the “Improvements”) are in good condition and repair (normal wear and tear excepted) and sufficient for the operation of the business of the Group Companies as currently operated. There are no structural deficiencies or latent defects affecting any of the Improvements and there are no conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Group Companies as currently operated.

2.21. Regulatory Matters.

(a) The Regulated Subsidiary is an authorized person and has a Part IV permission to carry on regulated activities under the Financial Services and Market Act 2000 (the “FSMA”). Since the Reference Date, no written notice has been received from the FSA that such permission is likely to be revoked. Complete and accurate details of the permission granted to the Regulated Subsidiary by the FSA under Part IV of the FSMA are set forth in Schedule 2.21(a), and the Company has made available to Parent copies of all scope of permission notices related thereto.

(b) Since the Reference Date, all regulated activities carried on by the Regulated Subsidiary have been carried on in compliance with FSMA, all regulations made under FSMA and the provisions of the handbook of rules and guidance issued by the FSA (the “FSA Rules”). Under the FSA rules, no Group Company, other than the Regulated Subsidiary, is required to obtain an FSA authorization.

(c) All directors and employees of the Regulated Subsidiary who perform any controlled functions (as defined by section 59 of FSMA) are approved by the FSA in accordance with Part V of FSMA, and, to the Company’s Knowledge, since the Reference Date no director or employee of the Regulated Subsidiary has at any time performed any controlled function in contravention of Part V of FSMA or the FSA Rules.

(d) The internal procedures of each Group Company are, where applicable, in accordance with the requirements of the Money Laundering Regulations 2007, the

Proceeds of Crime Act 2002, any FSA anti-money laundering requirements, the Joint Money Laundering Steering Group’s Guidance Notes for the Financial Sector and all other applicable anti-money laundering and terrorist financing obligations and requirements (together, the “Money Laundering Rules”), and, to the Knowledge of the Company, the business of each Group Company has, since the Reference Date, been conducted in accordance with the Money Laundering Rules. No Group Company has, since the Reference Date, received any written notification or indication that it is in breach of the Money Laundering Rules.

(e) Since the Reference Date, no Group Company has, and no director, officer or employee of any Group Company has, been the subject of any known investigation, censure, disciplinary hearing or fine by the FSA, the OFT, or any other financial services regulatory authority in any jurisdiction.

(f) Other than in relation to the transactions contemplated by this Agreement, except as set forth on Schedule 2.2l(e), since the Reference Date, all required approvals and consents with respect to any acquisition, increase or reduction in control of the Regulated Subsidiary for the purposes of Part XII FSMA have been obtained.

(g) Copies of all material correspondence between the Regulated Subsidiary and the FSA, and between each other Group Company and the FSA, since the Reference Date have been made available to Parent.

(h) A copy of the last annual return submitted to the FSA on behalf of the Regulated Subsidiary has been made available to Parent.

2.22. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE II (AS MODIFIED BY THE SCHEDULES) AND ANY OTHER TRANSACTION DOCUMENT, NO GROUP COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH GROUP COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE III

Representations and Warranties of the Preferred Stockholders

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each Preferred Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub, as to such Person, as follows:

3.1. Capacity; Authorization; Execution and Enforceability; No Breach.

(a) Each such Person possesses full power and authority or capacity (as applicable) to execute and deliver each Transaction Document to which such Person is a party and any and all instruments to which such Person is a party necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

(b) Each such Person’s execution, delivery and performance of each Transaction Document to which such Person is a party has been duly and validly authorized by all necessary action on the part of such Person. Each Transaction Document to which such Person is a party has been duly and validly executed and delivered by such Person and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Person, enforceable against such Person in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Except as set forth on Schedule 2.4(c), the execution and delivery by each such Person of each Transaction Document to which such Person is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Person does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon any Group Company’s capital stock or assets, including the Company Shares pursuant to, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Third Party or any Government Entity pursuant to (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of such Person, if any, (B) any Law, order, judgment or decree to which such Person is subject or (C) any agreement or instrument to which such Person is subject.

3.2. Title to Company Shares. Each such Person owns of record and beneficially the Company Shares as set forth opposite such Person’s name on Schedule 2.2, and such Person has good and valid title to such Company Shares, free and clear of all Liens except for Permitted Liens (pursuant to clause (f) of the definition thereof) and Liens securing financing of such Person (provided that such Liens will be released as of the Closing) and at the Closing, such Person shall deliver to Parent good and valid title to the Company Shares held by such Person, free and clear of all Liens except for Permitted Liens (pursuant to clause (f) only of the definition thereof).

3.3. Brokerage. Except as set forth on Schedule 3.3, there is no liability on behalf of any Group Company for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any such Person is a party or to which any such Person is subject.

3.4. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims, pending or, to the Knowledge of such Person, threatened against or affecting such Person in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

3.5. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE SCHEDULES) OR ANY TRANSACTION DOCUMENT, SUCH PERSON MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY,

AND SUCH PERSON HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

As a material inducement to the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub represent and warrant to the Company as follows:

4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and Delaware, respectively, and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified (which such jurisdictions are set forth on Schedule 4.1), except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Person. Each of Parent and Merger Sub possesses full power and authority necessary to own and operate its properties and to carry on its businesses as presently conducted.

4.2. Authorization; Execution and Enforceability; No Breach.

(a) Each of Parent and Merger Sub possesses full power and authority to execute and deliver each Transaction Document to which it is a party and any and all instruments to which such Person is a party necessary or appropriate in order to fully effectuate the terms and conditions of each such Transaction Document and to perform and consummate the transactions contemplated hereby and thereby.

(b) Each of Parent’s and Merger Sub’s execution, delivery and performance of each Transaction Document to which it is a party has been duly and validly authorized by all necessary action on the part of such Person and such Person’s stockholders. Each Transaction Document to which Parent or Merger Sub is a party has been duly and validly executed and delivered by such Person and constitutes, or upon its execution and delivery will constitute, a valid and legally binding obligation of such Person, enforceable against the such Person in accordance with its terms and conditions subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Except as set forth on Schedule 4.2(c), the execution and delivery by each of Parent and Merger Sub of each Transaction Document to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Person does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon such Person’s capital stock or assets, (iv) give any Third Party the right to modify, terminate or accelerate any obligation under,

(v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Third Party or any Government Entity pursuant to (A) the certificate of incorporation or bylaws of such Person, (B) any Law, order, judgment or decree to which such Person is subject or (C) any agreement or instrument to which such Person is subject.

4.3. Brokerage. Except as set forth on Schedule 4.3, there is no liability on behalf of any Preferred Stockholder for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Parent or Merger Sub is a party or to which Parent or Merger Sub is subject.

4.4. Litigation, etc. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims, pending or, to the Knowledge of Parent or Merger Sub, threatened against or affecting the Parent or Merger Sub in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

4.5. Financing. Parent has, and at the Closing will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to fulfill its obligations under this Agreement and to make payment of all amounts to be paid by it hereunder on and after the Closing Date.

4.6. Acknowledgments by Parent.

(a) Parent is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). Parent has such knowledge and experience in business and financial matters so that Parent is capable of evaluating the merits and risks of its acquisition of the Company pursuant to this Agreement. Parent understands the full nature and risk of such investment. Parent further acknowledges that it has had access to the books and records of the Company, is generally familiar with the business being conducted by the Company and has had an opportunity to ask questions concerning the Company and the Company’s securities.

(b) Parent has conducted to its satisfaction, an investigation independent of the Preferred Stockholders of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Parent has relied on the results of such investigation and the representations and warranties of the Company and the Preferred Stockholders expressly and specifically set forth in this Agreement. THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PREFERRED STOCKHOLDERS SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE SCHEDULES HERETO) AND ANY OTHER TRANSACTION DOCUMENT CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE PREFERRED STOCKHOLDERS TO PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND

OR NATURE EXPRESSED OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE PREFERRED STOCKHOLDERS. THE COMPANY AND THE PREFERRED STOCKHOLDERS DO NOT MAKE OR PROVIDE, AND PARENT HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR CONDITION OF THE COMPANY’S OR ANY OF ITS SUBSIDIARIES’ ASSETS OR ANY PART THEREOF, EXCEPT AS SPECIFICALLY PROVIDED HEREIN.

(c) In connection with Parent’s investigation of the Company and its Subsidiaries, Parent may have received from or on behalf of the Company and its Subsidiaries or the Preferred Stockholders certain projections and business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Parent shall have no claim against the Stockholders with respect to such projections, forecasts and plans, except in the event of fraud on the part of the Company or any of its Subsidiaries or the Preferred Stockholders. Accordingly, neither the Company, its Subsidiaries, the Preferred Stockholders, nor any other Escrow Participant makes any such representations or warranties with respect to such projections and other forecasts and plans. Parent agrees that none of the Stockholders, any other Escrow Participants or any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information regarding the Company or any of its Subsidiaries or their respective businesses, and any information, document or material made available to Parent or its Affiliates in certain physical or on-line “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, except in the event of fraud on the part of any Group Company.

4.7. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE SCHEDULES) OR ANY OTHER TRANSACTION DOCUMENT, PARENT MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY IN CONNECTION WITH THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

Pre-Closing Covenants and Agreements

5.1. Conduct of Business. The Company shall, and shall cause each other Group Company to, conduct its business in the ordinary course consistent with past custom and practice and use its reasonable best efforts to keep available the services of its present employees and salespersons and preserve the goodwill, reputation and present relationships of such Group Company with suppliers, customers, licensors, landlords and others having business relations with such Group Company. Without limiting the generality of the foregoing, except as set forth on Schedule 5.1, as expressly permitted by this Agreement, as required by applicable Law or as otherwise consented to in writing by Parent after the date of this Agreement, from the date of this

Agreement through the Closing, the Company shall, and shall cause each other Group Company to:

(a) maintain its books and records in accordance with good business practice;

(b) pay expenses and payables, continue to make capital commitments and/or expenditures in accordance with past custom and practice, bill customers, collect receivables, purchase inventory and replace inoperable, worn out or obsolete assets with assets of comparable quality, in each case in the ordinary course of business consistent with past custom and practice;

(c) comply in all material respects with all Laws applicable to it and to the conduct of its business and perform in all material respects all its obligations without default;

(d) not (i) increase in any manner the salaries, bonuses or other base compensation and benefits of, or enter into any new bonus, stock option, equity or incentive agreement or arrangement with, any of its employees, officers, directors, stockholders or other service providers of such Group Company, (ii) except as required by written agreements that have been disclosed to Parent, pay or agree to pay any additional pension, retirement allowance, termination or severance pay, bonus or other employee benefit under any Employee Benefit Plan to any such employee, whether past or present, (iii) enter into any new employment, severance, bonus, consulting, retention, retirement, equity or other compensation agreement with any of its existing employees, officers, directors, stockholders or other service providers of such Group Company, except for agreements for newly hired employees in the ordinary course of business consistent with past practice with an annual base salary and incentive compensation opportunity not to exceed $50,000 and for the Incentive Payment Agreements, (iv) amend or enter into a new Employee Benefit Plan or amend or enter into any new, or materially increase benefits under or renew, amend or terminate any existing Employee Benefit Plan or benefit arrangement or any collective bargaining agreement, (v) make or agree to make any bonus or profit sharing payments to any employee other than the Incentive Payments or as required under written agreements that have been disclosed on Schedule 5.1, (vi) implement any employee layoffs that implicate the WARN Act or (vii) hire any new employees, unless such hiring is in the ordinary course of business consistent with past practice and is with respect to employees having an annual base salary and incentive compensation opportunity not to exceed $50,000;

(e) communicate with employees of any Group Company regarding the compensation, benefits or other treatment that they will receive from Parent or the Surviving Entity after the consummation of the transactions contemplated by this Agreement, unless any such communications are consistent with prior directives or documentation provided to such Group Company by Parent (in which case, such Group Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications which are made in writing);

(f) (i) maintain the Leased Real Property, including all of the Improvements thereon, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof and (ii) not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(g) not undertake any action or fail to take any action that would, individually or in the aggregate, reasonably be expected to result in the loss, lapse or abandonment of any Company Intellectual Property Rights;

(h) not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving the payment of, or an agreement to pay over time in cash, notes or other property, in the aggregate, an amount exceeding $100,000;

(i) not (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Schedule 2.10(a), including any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease, license, assignment, transfer or other acquisition or disposition of any assets or capital stock or (ii) amend, modify, renew (other than automatic renewals) or terminate (other than upon expiration unrelated to the transactions contemplated hereby) any Material Contract;

(j) not undertake any action or fail to take any action that if taken or failed to be taken prior to the date hereof would be required, or would, individually or in the aggregate, reasonably be expected to result in an event that would be required, to be set forth on Schedule 2.7;

(k) not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any Group Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Group Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of any Group Company for any period ending after the Closing Date or materially decreasing any Tax attribute of any Group Company existing on the Closing Date; and

(l) not agree or commit to agree to take any action not permitted to be taken pursuant to this Section 5.1.

5.2. Further Assurances. Subject to the terms of this Agreement, each party hereto shall use its commercially reasonable efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VI).

5.3. Notices and Consents. The Group Companies shall give any required notices to Third Parties, and shall use their commercially reasonable efforts to obtain all consents set forth on Schedule 2.4(c) (including incurring any reasonable costs and expenses associated therewith); provided, however, that the Group Companies shall not be required to pay consent fees or similar amounts in excess of $10,000 in the aggregate.

5.4. Access. Each Group Company shall permit representatives of Parent (including legal counsel and accountants) to have full access during normal business hours to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Group Companies; provided, that any such access (i) shall not be required where such access would be prohibited or otherwise limited by any applicable Law, (ii) shall not otherwise unreasonably interfere with the conduct of the business of any Group Company, and (iii) shall at all times be subject to the terms of the Confidentially Agreement.

5.5. Notification of Certain Matters. Between the date hereof and the Closing Date, Parent and the Representative shall give each other prompt notice in writing of: (a) the failure by it to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (b) any change, event or circumstance that has had, or would, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; and (c) any actions, suits, claims, known investigations, audits or proceedings commenced or, to the Knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement; provided that no disclosure by any party pursuant to this Section 5.5 shall be deemed to prevent or cure any breach of covenant or to limit or otherwise affect the remedies of any other party; and provided, further, that the delivery of any notice pursuant to this Section 5.5 shall not constitute a failure of a condition to the Merger set forth in ARTICLE VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

5.6. Exclusivity. The Company and each Preferred Stockholder agrees that, until the earlier to occur of the Closing Date and such time as this Agreement has terminated in accordance with ARTICLE VII, no such Person shall, or shall permit its stockholders, officers, directors, employees, agents or advisors to: (a) directly or indirectly, solicit offers from, negotiate with or in any manner encourage any proposal of any other Person (a “Proposal”) relating to the acquisition of an ownership interest in the Company, or of the assets of the Company, in whole or in part, through purchase, merger, consolidation, public offering, recapitalization, refinancing, sale of capital stock or debt securities, share exchange or other similar transaction, or any other business combination involving any Group Company (a “Competing Transaction”) or (b) provide any non-public financial or other confidential or proprietary information regarding any Group Company (including this Agreement and any other materials containing Parent’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding any Group Company) to any Person (other than to Parent or its representatives and agents and any other Person Parent designates), or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Competing Transaction. In addition, the Company and its officers, directors, members, employees, agents or advisors (including each Preferred Stockholder) shall immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to a Competing Transaction.

Furthermore, if the Company or any its officers, directors, employees, agents or advisors (including each Preferred Stockholder) receives any communication regarding any Proposal related to a Competing Transaction, then the Company shall immediately notify Parent of the receipt of such Proposal.

5.7. Benefit Plan Termination. Prior to the Closing Date, (i) the Group Companies shall take all actions as are necessary to terminate the Group Companies’ 401(k) plan, effective at least one day prior to the Closing Date, in compliance with its terms and the requirements of applicable Law and (ii) the Group Companies shall take all actions as are necessary to terminate, effective prior to the Closing, all other Employee Benefit Plans (other than any employment agreements outstanding as of the date hereof), in accordance with the requirements of such Employee Benefit Plans and the requirements of applicable Law; provided, however, that it shall be the obligation of the Surviving Entity and/or Parent to provide any required notices of such termination to the providers or administrators of such Employee Benefit Plans and the participants therein (other than any such notices that are expressly required by the terms of such Employee Benefit Plans to be provided prior to the Closing). Prior to the Closing the Group Companies shall present evidence to Parent in a form reasonably satisfactory to Parent of the Group Companies’ compliance with the requirements of this Section 5.7.

5.8. Joinders.

(a) The Company shall comply with the DGCL, the Company Certificate of Incorporation and Company Bylaws including giving prompt notice of the taking of the actions described in the Stockholder Approval in accordance with Section 228 of the DGCL to all holders of Company Common Shares not executing the Stockholder Approval, together with any additional information required by the DGCL, including a description of the appraisal rights of holders of Company Common Shares available under Section 262 of the DGCL.

(b) Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall use its reasonable best efforts to obtain a duly executed Joinder from each Person holding Company Common Shares who is not a party hereto.

5.9. FSA Approval. As of June 1, 2010, Parent caused to be submitted, with respect to itself and any other Person becoming a controller (as defined in Section 179 of FSMA) of Freedom Marketing Ltd., a notification to the FSA of Parent’s proposal to acquire control of Freedom Marketing Ltd. It is acknowledged by the Parties that the FSA may, in connection with such notification, require submission of further documents and the provision of additional information after such date. Parent hereby agrees that it will promptly comply with any request by the PSA for additional documents or information, and will use its reasonable best efforts to ensure that such clearance will be obtained, as soon as practicable after the execution and delivery of this Agreement. The Company shall promptly provide to Parent all information in its or a Group Company’s possession or under its or a Group Company’s control which Parent may reasonably request for the purpose of any submissions (whether written or otherwise) to be made by Parent to the FSA and, insofar as any information is competitively sensitive, such information shall be exchanged on an outside counsel-to-counsel, confidential basis only.

5.10. Cooperation with Financing.

(a) The Company hereby acknowledges that Parent desires to issue senior secured notes pursuant to an offering under Rule 144A of the Securities Act or other private placement (the “Financing”), and that Parent and Merger Sub desire to consummate the Financing as soon as practicable. Accordingly, from the date hereof until the Effective Time, the Company agrees to provide to Parent and Merger Sub, and shall cause its Subsidiaries and its and their officers and employees to provide to Parent and Merger Sub, such cooperation that is reasonably requested by Parent and that is customary in connection with the Financing or a comparable financing, including:

(i) furnishing Parent, Merger Sub and their financing sources as promptly as practicable with available financial and other pertinent available information regarding the Group Companies and other cooperation and assistance as may be reasonably requested by Parent or Merger Sub, including: (A) the unaudited consolidated balance sheet of the Group Companies and the related statements of operations and cash flows as of the end of any month or quarterly period ending after the execution of this Agreement, and (B) all financial information related to the Group Companies reasonably required by Parent for Parent to produce the financial statements required to be delivered pursuant to the Financing (including a reviewed consolidated balance sheet of the Company as of March 31, 2010 and related statements of income and cash flow for the fiscal quarter then ended, as well as all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act) (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Information”);

(ii) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing;

(iii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Financing (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation and/or comfort letters);

(iv) facilitating the pledging of collateral in connection with the Financing, including executing and delivering any customary pledge and security documents, currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys and title insurance (including non-imputation title policy endorsements and affidavits reasonably required by the title company) and documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Group Companies with respect to solvency matters as of the Closing on a pro forma basis) or otherwise facilitating the pledging of collateral from and after the Closing as may be reasonably requested by Parent or Merger Sub (provided that any obligations contained in such documents and the execution thereof shall be effective no earlier than as of the Closing); and

(v) facilitating the execution and delivery of definitive documents related to the Financing (provided that any obligations contained in such documents and the execution thereof shall be effective no earlier than as of the Closing).

provided, however, that nothing herein shall (A) require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or delay the Closing or (B) supersede, eliminate, affect, or constitute a consent or waiver of, any provisions of the Note Purchase Agreement. The Company shall not be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any of the foregoing prior to the Effective Time, except as set forth in this Section 5.10. Parent shall indemnify and hold harmless the Company and its officers, directors, employees, agents and representatives from and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Financing (including actions taken in accordance with this Section 5.10) and any information utilized in connection therewith (other than information provided by or on behalf of the Group Companies). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company in connection with such cooperation including, attorneys’ fees. The Company hereby consents to the reasonable use of the Group Companies’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to harm or disparage the Group Companies or their marks and on such other customary terms and conditions as the Company shall reasonably impose. Other than with respect to information contained in a customary offering memorandum with respect to the Financing which, if it relates to or describes any of the Group Companies, shall be subject to prior review and comment by the Company, the disclosure of any information regarding the Group Companies to any Person other than Parent, Merger Sub or their advisors in connection with the Financing shall only occur after such Person has executed a customary confidentiality agreement in form and substance reasonably acceptable to the Company.

5.11. Subsequent Actions. On or before the Closing Date, the Company shall disclose to Parent in writing any exceptions to or variances from the representations and warranties in ARTICLE II or ARTICLE III, and such disclosures shall amend and supplement the appropriate Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”) so long as the disclosures in such Updated Schedules are the result of (i) operations, activities, facts or circumstances arising or occurring prior to the Closing which are not otherwise in breach of Section 5.1, (ii) solely with respect to Liabilities or obligations required to be disclosed pursuant to Section 2.6, such Liabilities or obligations arising or occurring prior to the Closing with respect to which the Company first obtains Knowledge on or after the date hereof or (iii) other changes expressly required under this Agreement. The exceptions and variances set forth on any Updated Schedules under clauses (i) and (ii) shall not have any effect on the satisfaction of the conditions set forth in Section 6.1(a) or any corresponding rights to terminate this Agreement pursuant to Section 7.1(c). If the Closing occurs, then for purposes of determining the presence of a breach of any representation or warranty made pursuant to this Agreement and the corresponding rights to indemnification under ARTICLE VIII, the Updated Schedules will be deemed to have cured any such breach that would have otherwise existed by reason of any exception or variance set forth on the Updated Schedules not having been so disclosed; provided, however, that, with respect to any such breach that does not rise to the level of giving Parent the right to refuse to effect the Closing under the terms of this Agreement (whether such breach is taken alone or combined with any other such breaches), the Updated Schedules will not be so deemed to have cured any such breach and Parent’s rights to indemnification under ARTICLE VIII shall remain unchanged.

5.12. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Parent shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the “Parent Representatives”) to hold, in confidence, all Evaluation Material (as such term is defined in the Confidentiality Agreement) concerning the Company or any of its Subsidiaries furnished to Parent or any of the Parent Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement, dated as of March 8, 2010 between the Company, ACAS and the other parties thereto (the “Confidentiality Agreement”).

5.13. Contact with Employees, Customers and Suppliers. Prior to the Closing, neither Parent nor any of the Parent Representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Company or any of its Subsidiaries in connection with or regarding the transactions contemplated hereby, except to the extent approved in writing by the Company or the Representative; provided, that Parent and Merger Sub will be entitled to maintain communication and contact with any employees or officers of the Company or any Subsidiary of the Company with whom it has had authorized contact prior to the date hereof.

5.14. Section 280G Approval. Prior to the Closing, the Company shall submit to its stockholders for approval, meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, payments and/or benefits that may separately or in the aggregate, constitute “parachute payments,” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the applicable rulings and final regulations thereunder. Prior to Closing, the Company shall deliver to Parent certification that (i) the Company stockholder vote was solicited in conformity with Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder and the requisite Company stockholder approval was obtained with respect to any Section 280G Payments that were subject to the Company stockholder vote, or (ii) that the Company stockholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent that they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers (as applicable) of those payments and/or benefits duly executed by the affected individuals prior to the Company stockholder vote. The Company shall forward to Parent prior to submission to the Company’s stockholders copies of all documents prepared by the Company in connection with this Section 5.14.

5.15. 2008 and 2009 Audited Financial Statements. Upon receipt thereof, the Company shall promptly deliver to Parent copies of the audited consolidated balance sheet and statements of income and cash flows for the Company as of and for the fiscal years ended December 31, 2008 and December 31, 2009.

ARTICLE VI

Closing Conditions

6.1. Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, anyone or more of which may be waived in writing by Parent:

(a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of the Company and the Preferred Stockholders contained in this Agreement (i) that are qualified as to materiality (including Material Adverse Effect) must be true and correct in all respects, and (ii) that are not so qualified must be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period), in each case after taking into account any Updated Schedules to the extent permitted under clause (iii) of Section 5.11. Each of the Company and the Preferred Stockholders shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(b) Closing Certificate. Parent shall have received at the Closing a certificate from the Company dated as of the Closing Date and executed by each such Person certifying to Parent and Merger Sub the fulfillment of the conditions set forth in Sections 6.1(a) (with respect to the Company only), (c) and (h).

(c) No Material Adverse Effect. No fact, event or circumstance shall have occurred since the date hereof which has had, or would, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect.

(d) No Legal Prohibition. No Law, judgment, injunction or order shall have been enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit the consummation of the transactions contemplated by this Agreement.

(e) Consents and Approvals. Each Group Company shall have made all filings and shall have obtained all permits, authorizations, consents and approvals required to be obtained by the Group Companies to consummate the transactions contemplated by this Agreement as set forth on Schedule 2.4(c) and shall have delivered true, complete and correct copies of such to Parent.

(f) Payoff Letters. Parent shall have received duly executed payoff letters or UCC-3 termination statements and other terminations, pay-offs and/or releases (in each case, in a form reasonably satisfactory to Parent) or, at Parent’s option, assignments, necessary to terminate, release or assign, as the case maybe, all Liens on the properties and assets of the Group Companies and evidence of the complete satisfaction in full of all outstanding Funded Indebtedness (other than (i) the Company Notes unless such notes are to be paid-off at the Closing and (ii) item 3 set forth on Schedule 2.3(a), it being understood that any amounts with respect thereto shall be treated as Indebtedness other than Funded Indebtedness) of the Group Companies.

(g) Resignations. Each Group Company shall have received duly executed resignations of its directors (in each case, in a form reasonably satisfactory to Parent) and delivered true, complete and correct copies thereof to Parent.

(h) Termination of Affiliate Transactions. Parent shall have received evidence satisfactory to Parent of the termination of all Affiliate Transactions other than those set forth on Schedule 2.19(b).

(i) Non-foreign Affidavit. The Company shall have delivered to Parent an affidavit, dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Sections 897 and 1445 of the Code and the Treasury Regulations stating that the Company is not a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(j) FSA. The FSA having notified the Purchaser pursuant to section 189(4)(a) of the FSMA that the FSA unconditionally approves of the Merger, or being treated as having given such approval pursuant to section 189(6) of that Act.

(k) Maximum Number of Dissenting Shares. Parent shall have received Joinders such that in no event could more than 2.0% of the Company Common Shares outstanding immediately prior to the Effective Time become Dissenting Shares.

(l) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the Representative and the Escrow Agent.

(m) Note Purchase Agreement. The Note Purchase Agreement and all other documents contemplated thereby (such other documents being in a form reasonably acceptable to Parent) shall have been duly executed and delivered by the Group Companies, the purchasers party thereto and American Capital Financial Services, Inc., as agent.

(n) Incentive Payment Agreements. The Incentive Payment Agreements shall have been duly executed and delivered by the Incentive Payment Recipients.

(o) 2008 and 2009 Audited Financial Statements. Parent shall have received the audited consolidated balance sheet and statements of income and cash flows for the Company as of and for the fiscal years ended December 31, 2008 and December 31, 2009, which balance sheets and statements shall not vary in any material respect from the unaudited balance sheet and statements of income attached as Schedule 2.5.

(p) Group Company Deliveries. The Group Companies shall have delivered to Parent at or prior to the Closing:

(i) good standing certificates with respect to each Group Company from the state of its formation and each state where it is qualified to conduct business, dated within ten days prior to the Closing Date; and

(ii) certified copies of the resolutions of the shareholders, members and/or directors of each Group Company approving the transactions contemplated by this Agreement.

6.2. Conditions Precedent to Obligations of the Stockholders. The obligations of the Company and the Stockholders under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by the Representative (on behalf of all such Persons):

(a) Accuracy of Representations and Warranties; Performance of Covenants. Except as expressly contemplated by this Agreement, the representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified as to materiality must be true and correct in all respects, and (ii) that are not so qualified must be true and correct in all material respects, as of the Closing with the same force and effect as though made on and as of the Closing. Each of Parent and Merger Sub shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by such Person on or prior to the Closing.

(b) Closing Certificate. The Representative shall have received at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Parent and Merger Sub, certifying the fulfillment of the conditions set forth in Section 6.2(a).

(c) No Legal Prohibition. No Law, judgment, injunction or order shall have been enacted, promulgated, entered or enforced by any court or Government Entity which would prohibit consummation by such party of the transactions contemplated hereby.

(d) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by Parent and the Escrow Agent.

(e) Note Purchase Agreement. The Note Purchase Agreement and all other documents contemplated thereby (such other documents being in a form reasonably acceptable to American Capital Financial Services, Inc.) shall have been duly executed and delivered by the Group Companies, Parent and each of Parent’s Subsidiaries and Affiliates party thereto.

ARTICLE VII

Termination

7.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Representative;

(b) by Parent on the one hand, or the Representative on the other hand, in writing and without liability of such party on account of such termination (provided that the terminating party is not otherwise in material default or material breach of this Agreement), if the Closing shall not have occurred on or before the later of (i) September 08, 2010 (the “Drop Dead

Date”) and (ii) five Business Days following the satisfaction of the condition set forth in Section 6.1(j);

(c) by Parent, if any Group Company or Stockholder breaches any of its representations, warranties or covenants contained herein such that the conditions set forth in Sections 6.1(a) would not be satisfied (for purposes of clarity, without taking into account any Updated Schedule delivered in accordance with Section 5.11 except to the extent permitted under clause (iii) of Section 5.11), without liability of Parent on account of such termination (provided that (i) neither Parent nor Merger Sub is otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, Parent may not terminate this Agreement under this Section 7.1(c) unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Representative by Parent);

(d) by the Representative, if Parent or Merger Sub breaches any of their respective representations, warranties or covenants contained herein such that the conditions set forth in Sections 6.2(a) would not be satisfied, without liability of any Group Company or Stockholder on account of such termination (provided that (i) no Group Company or Stockholder is otherwise in material default or material breach of this Agreement and (ii) if such breach is curable by such breaching Person, the Representative may not terminate this Agreement under this Section 7.1(d) unless such breach remains uncured for ten Business Days after written notice of such breach is given to the Representative by Parent); or

(e) by Parent if a fact, event or circumstance has occurred which has had a Material Adverse Effect.

7.2. Effect of Termination. If any party terminates this Agreement pursuant to, and in accordance with, Section 7.1, this Agreement shall forthwith become void and of no further force and effect, except that (a) the covenants and agreements set forth in this Section 7.2 and ARTICLE XI shall survive such termination indefinitely, (b) nothing in Section 7.1 or this Section 7.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement prior to such termination or impair the right of any party to compel specific performance by another party of its obligations under this Agreement and (c) Parent shall pay and/or reimburse (i) the Company Noteholders for all legal fees and expenses incurred by the Group Companies or ACAS or its Affiliates in connection with the Note Purchase Agreement and (ii) the Group Companies for all expenses incurred in connection with the incremental accounting work requested by Parent as part of the Financing, in each case, in accordance with Section 11.1.

ARTICLE VIII

Indemnification

8.1. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Closing and until the 18 month anniversary of the Closing Date (the “General Survival Date”), except that the representations and warranties set forth in (x) Section 2.1 (Organization; Power, Good Standing), Section 2.2 (Capitalization), Section 2.3(a) and (b) (Indebtedness; Subsidiaries), Section 2.4(a) and (b) (Authorization; Execution & Enforceability), Section 2.13 (Brokerage), Section 3.1(a) and (b) (Capacity;

Execution & Enforceability), Section 3.2 (Title to Company Shares), Section 3.3 (Brokerage), Section 4.1 (Organization), Section 4.2(a) and (b) (Authorization; Execution & Enforceability) and Section 4.3 (Brokerage) shall survive indefinitely and (y) Section 2.9 (Tax Matters), Section 2.16 (Employee Benefits) and Section 2.19 (Affiliate Transactions) shall survive the Closing and until forty-five (45) days after expiration of the applicable statute of limitations (the representations and warranties described in clauses (x) and (y), collectively, the “Fundamental Representations”); provided that any representation or warranty in respect of which indemnity may be sought under this ARTICLE VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The representations and warranties in this Agreement or in any writing delivered by any party hereto to another party in connection herewith shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or to the Knowledge of any party’s officers, directors, shareholders, employees, agents or representatives or the acceptance by any party of any certificate or opinion hereunder. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

8.2. General Indemnification.

(a) Indemnification Obligations of the Escrow Participants. After the Closing, the Escrow Participants (jointly and severally with respect to amounts to be paid from the Escrow Funds and severally, but not jointly, with respect to amounts to be paid by the Escrow Participants directly) first from the amounts available in the Escrow Account, shall indemnify Parent, the Surviving Entity and the other Group Companies and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (other than the Escrow Participants) (collectively, the “Parent Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of or reimburse the Parent Indemnified Persons as and when incurred for any loss, liability, action, claim, cause of action, cost, damage, Tax or expense, whether or not arising out of Third Party claims (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing but excluding punitive damages (for purposes of clarity, other that any punitive damages required to be paid to a Third Party) (collectively, “Losses” and individually, a “Loss”), which any Parent Indemnified Person may suffer, sustain or become subject to, as a result of, or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of any Group Company or Stockholder under this Agreement, or in any of the certificates or other instruments delivered by any Group Company or Stockholder at the Closing pursuant to this Agreement (provided that, for purposes of determining whether there has been a breach of any representation or warranty (except for in clause (y) of Section 2.5 and in the first sentence of Section 2.7) and/or the amount of any Loss related to a breach of any such representation or warranty, such representations and warranties shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein);

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by any Group Company or Stockholder under this Agreement;

(iii) any Closing Indebtedness or Unpaid Seller Expenses to the extent not previously taken into account in the calculation of the Final Cash Consideration;

(iv) any amounts required to be paid with respect to any Dissenting Share in excess of the Per Share Common Payment; or

(v) any Pre-Closing Taxes pursuant to Section 8.6.

If and to the extent any provision of this Section 8.2(a) is unenforceable for any reason, each Escrow Participant hereby agrees to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 8.2(a) which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall any Group Company be required to provide indemnification or contribution for any obligation of any Escrow Participant under this Section 8.2(a).

(b) Indemnification Obligations of Parent and the Surviving Entity. After the Closing, Parent and the Surviving Entity (jointly and severally) shall indemnify each Preferred Stockholder and its Affiliates (other than the Group Companies), officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Stockholder Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of or reimburse the Stockholder Indemnified Persons as and when incurred for any Losses which any Stockholder Indemnified Person may suffer, sustain or become subject to, as a result of, or by virtue of:

(i) any facts or circumstances which constitute a breach of any representation or warranty of Parent or Merger Sub under this Agreement or in any of the certificates or other instruments delivered by Parent or Merger Sub at the Closing pursuant to this Agreement (provided that, for purposes of determining whether there has been a breach of any representation or warranty and/or the amount of any Loss related to a breach of any such representation or warranty, such representations and warranties shall be considered without regard to any “material,” “Material Adverse Effect” or similar qualifications set forth therein); or

(ii) any nonfulfillment or breach of any covenant, agreement or other provision by Parent or Merger Sub under this Agreement.

If and to the extent any provision of this Section 8.2(b) is unenforceable for any reason, Parent and Merger Sub hereby agree to make the maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 8.2(b) which is permissible under applicable Laws.

8.3. Limitations on Indemnification. Notwithstanding anything contained in Section 8.2:

(a) the Escrow Participants shall not be required to indemnify any Parent Indemnified Person in respect of any Losses for which indemnity is claimed under

Section 8.2(a)(i), and neither Parent nor the Surviving Entity shall be required to indemnify any Stockholder Indemnified Person in respect of any Losses for which indemnity is claimed under Section 8.2(b)(i), (i) with respect to any Losses arising out of substantially similar facts and circumstances unless and until the amount of such Losses exceeds $15,000, at which, point, subject to clause (ii) below, an indemnification claim can be made for the entire amount of such Losses and such Losses shall then be counted towards the Basket (or, subject to clause (b) below, shall be indemnifiable in the event the Basket has been exceeded) and (ii) unless and until the aggregate of all such Losses for which indemnification is being sought under Section 8.2(a)(i) or Section 8.2(b)(i), as the case may be, and subject to the limitations in clause (i) above, exceeds $1,450,000 (the “Basket”) (at which point only such Losses in excess of the Basket shall be payable); provided that the Basket shall not limit indemnification with respect to Losses relating to breaches of any Fundamental Representation or any facts or circumstances which constitute fraud;

(b) in no event shall the Escrow Participants be required to indemnify the Parent Indemnified Persons in respect of aggregate Losses for which indemnity is claimed under Section 8.2(a)(i), and in no event shall the Parent be required to indemnify the Stockholder Indemnified Persons in respect of aggregate Losses for which indemnity is claimed under Section 8.2(b)(i), in each case for such aggregate Losses in excess of the Escrow Funds then remaining in the Escrow Account; provided that indemnification with respect to any other Losses indemnifiable hereunder, any Losses relating to breaches of any Fundamental Representations or any facts or circumstances which constitute fraud (collectively, “Special Losses”) shall not be limited to the Escrow Funds but shall be limited in the aggregate to an amount equal to the Closing Cash Consideration (other than any such Losses relating to any facts or circumstances which constitute fraud, which shall instead be limited in the aggregate to an amount equal to the Closing Cash Consideration plus the amount of the Bankrate Notes paid-off in cash prior to the 90th day following the Closing Date) and the Parent Indemnified Persons or the Stockholder Indemnified, Persons, as applicable, shall be entitled to seek indemnification therefor directly from the Escrow Participants or Parent and the Surviving Entity, respectively, at which point each Escrow Participant’s liability for any such Special Loss shall be limited to such Escrow Participant’s Cap Allocation Percentage multiplied by the amount of such Special Loss, except for any Special Loss based upon, arising out of or caused by a breach of any representation or warranty of such Escrow Participant in ARTICLE III for which such Escrow Participant (but no other Escrow Participant) will be responsible for the entire Loss;

(c) no Escrow Participant shall be liable for the fraud committed by any other Escrow Participant in such other Escrow Participant’s capacity as a stockholder of the Company; and

(d) there shall be no recovery for any Loss or alleged Loss by Parent under Section 8.2(a), and the Loss shall not be included in meeting the stated thresholds hereunder, to the extent the amount of such Loss has been included in the calculation of the Net Working Capital or the Closing Indebtedness as determined pursuant to Section 1.3 hereof.

8.4. Manner of Payment. Any indemnification owing pursuant to this Section 8.2 shall be effected by wire transfer of immediately available funds to an account designated in writing by the Parent Indemnified Persons or the Stockholder Indemnified Persons,

as applicable, within ten days after the determination thereof. Other than payments in respect of any Special Losses which, as set forth above and at the option of the Parent Indemnified Persons, may be sought directly from the Escrow Participants after exhaustion or release of the Escrow Amount, all payments by the Escrow Participants to a Parent Indemnified Person pursuant to this ARTICLE VIII shall be satisfied solely from the Escrow Funds and Parent and the Representative shall execute the necessary documents instructing the Escrow Agent to make the applicable payments. On the General Survival Date, an amount equal to the balance of the Escrow Funds minus the aggregate amount, if any, which any Parent Indemnified Person has reasonably claimed under Section 1.3(c) and this ARTICLE VIII (to the extent such claims, if any, remain unresolved) shall be released to the Representative (on behalf of the Escrow Participants in accordance with their respective Escrow Allocation Percentages) on such date, and Parent and the Representative shall execute the necessary documents instructing the Escrow Agent to make the applicable payment.

8.5. Third Party Claims. If any Proceeding is initiated by any Third Party against any Person entitled to seek indemnification under this ARTICLE VIII (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this ARTICLE VIII, such Indemnified Party shall promptly, after receipt of written notice of such Proceeding, provide written notice of such Proceeding to the party or parties from whom the Indemnified Party intends to seek indemnification (the “Responsible Party”), which notice shall describe such Proceeding in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually prejudiced by such failure to so notify. A Responsible Party shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense and, at its option (subject to the limitations set forth below), shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense within 30 days of its receipt of notice of the Proceeding; provided that prior to the Responsible Party assuming control of such defense, it shall (x) demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Proceeding (including the ability to post any bond required by the court or adjudicative body before which such Proceeding is taking place), and (y) agree in writing to be fully responsible for all Losses relating to such Proceeding to the extent indemnifiable under this ARTICLE VIII; provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at such Indemnified Party’s expense;

(b) the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects with such Third Party claimant, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Responsible Party and the Indemnified Party, or (v) the Responsible Party failed or is failing to vigorously prosecute or defend such claim; and

(c) if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and obligations with respect to such claim.

8.6. Indemnification of Pre-Closing Taxes. Notwithstanding anything to the contrary in this Agreement and without limiting the indemnification obligations of the Stockholders in respect of Taxes in this ARTICLE VIII, each Escrow Participant shall indemnify (subject to the provisions and limitations in this ARTICLE VIII) the Parent Indemnified Persons and hold them harmless from and against, without duplication, any Losses attributable to (i) Taxes (or the non-payment thereof) of or imposed on any Group Company for all taxable periods ending on or before the Closing Date (each, a “Pre-Closing Tax Period”) and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each, a “Straddle Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Group Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, and (iii) pre-Closing Taxes arising from the transactions contemplated by this Agreement (all such Taxes in clauses (i), (ii) and (iii), collectively, “Pre-Closing Taxes”) or (iv) any amounts being treated as “excess parachute payments” for purposes of Code Sections 280G or 4999. For the avoidance of doubt, any such Losses attributable to Pre-Closing Taxes shall be reduced by the accrued Taxes attributable to such Losses to the extent such accrued Taxes have been included as a deduction in calculating the Final Cash Consideration. Pre-Closing Taxes shall include Taxes for a Straddle Period in an amount equal to: (x) in the case of any gross receipts, income or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of a deemed closing at the end of the Closing Date of the books and records of the Group Company and (y) in the case of any Taxes (other than gross receipts, income, or similar Taxes), the product of such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

8.7. Final Cash Consideration Adjustment. All indemnification payments made under this ARTICLE VIII shall be deemed to be an adjustment to the Final Cash Consideration.

8.8. Calculation of Loss.

(a) The amount of any Loss subject to indemnification hereunder or of any claim therefor shall be calculated net of (i) amounts actually recovered by an indemnitee pursuant to any indemnification by or indemnification agreement with any non-affiliated third party (net of all direct collection expenses) and (ii) the amount of any actual recoveries under any insurance policy covering such indemnifiable Losses of which the party seeking indemnification, or any of its Affiliates, is a beneficiary in connection with the circumstances that give rise to the claim for indemnification (net of the amount of any actual increases in premiums and costs of recovery (including without limitation deductibles and co-pays) related specifically to the circumstances that give rise to the claim for indemnification) (each such source named in clauses (i) and (ii), a “Collateral Source”). Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to seek recovery of any Loss under each insurance policy that constitutes a Collateral Sources covering such Loss. Parent, the Company and its Subsidiaries shall not terminate or cancel any insurance policies in effect for periods prior to the Closing. In the event that a recovery from a Collateral Source is made by Parent, the Company, any of its Subsidiaries or any of their Affiliates with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses and the amount of any actual increases in premiums or costs of recovery (including without limitation deductibles and co-pays) related specifically to the circumstances that give rise to the claim for indemnification) shall be made promptly to the Representative (on behalf of the Escrow Participants). If any party makes an indemnification payment with respect to any Loss, then such indemnitor shall be subrogated, to the extent of such payment, to all related rights and remedies of the indemnitees under any insurance policy that constitutes a Collateral Source with respect to such Loss. Promptly following such indemnitor’s request, the applicable indemnitee shall take all commercially reasonable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(b) To the extent that an Indemnified Party or any Affiliate thereof recognizes a Tax benefit with respect to a Loss that is the subject of an indemnification payment hereunder, the party making an indemnification payment with respect to such Loss shall be entitled to such Tax benefit and the Indemnified Person shall pay to the indemnitor the amount of such Tax benefit (but not in excess of the indemnification payment or payments actually received from the indemnitor with respect to such Loss) at such time or times as and to the extent that the Indemnified Person or any Affiliate thereof actually realizes such benefit through a refund of Tax or reduction in the actual amount of Taxes which such Indemnified Person or Affiliate would otherwise have had to pay if such Loss had not been incurred, calculated by computing the amount of Taxes before and after inclusion of any Tax items attributable to such Loss for which indemnification was made and treating such Tax items as the last items claimed for any taxable year; provided that any such Tax benefit shall be reduced by the amount of Tax detriment (including the tax effect of any item of income or gain or other item (including any decrease in Tax basis) which increases any amounts paid or payable with respect to Taxes, any reduction in the amount of any refund of Tax which would otherwise have been available, the utilization of any net operating loss or capital loss or the utilization of any Tax credits or other Tax attributes) that the indemnitor suffered as a result of any indemnification payment.

ARTICLE IX

Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

9.1. Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for any Group Company for all Pre-Closing Tax Periods which are due after the Closing Date. Parent shall permit the Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Stockholders (subject to the provisions and limitations in ARTICLE VIII) shall pay the amount of all Taxes shown to be due on each such Tax Return to Parent no later than five (5) days before the date on which Taxes are paid with respect to such periods. For all income Tax Returns for any Group Company for all Pre-Closing Tax Periods which are due after the date of this Agreement but before the Closing Date, the Company shall permit Parent to review and comment on each such Tax Return before filing and shall timely pay all Taxes due thereon.

(b) Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of any Group Company for all Straddle Periods. The Stockholders (subject to the provisions and limitations in ARTICLE VIII) shall pay to Parent an amount equal to Pre-Closing Taxes of each Straddle Period as determined pursuant to Section 8.6 no later than five (5) days before the date on which Taxes are paid with respect to such periods.

(c) Tax Sharing Agreements. Any tax sharing agreement between the Stockholders and any Group Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year). After the Closing Date, no Group Company shall have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.

(d) Cooperation on Tax Matters.

(i) Parent and each Group Company, on the one hand, and each Stockholder on the other, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and each Group Company, on the one hand, and each Stockholder on the other, agree to retain all books and records with respect to Tax matters pertinent to any Group Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(ii) Parent and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(iii) Notwithstanding Section 8.5 (relating to Third Party claims), all Tax claims shall be governed by the provisions of this Section 9.1(d) and not by Section 8.5.

(iv) Parent, the Surviving Entity and the Escrow Participants shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by such Person, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person(s) in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Escrow Participants.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Parent and the Surviving Entity when due, and Parent and the Surviving Entity shall each, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

9.2. Non-Solicit; Confidentiality.

(a) Non-Solicit. Each Preferred Stockholder hereby covenants and agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restrictive Period”), such Preferred Stockholder shall not induce or attempt to induce Elizabeth DeMarse, Chris Speltz, Jeff Whitmire or Cesar Gonzalez to leave the employ of any Group Company or Parent or any of their respective Subsidiaries (collectively, the “Restricted Entities”); provided, however, that nothing herein shall prevent any Preferred Stockholder or any of its Affiliates from (A) undertaking general solicitations of employment not specifically targeted at any of the foregoing employees or (B) hiring any of the foregoing employees (x) as a result of an unsolicited inquiry by such employee or (y) six months following the termination of employment of any such employee by any Group Company or Parent or any of their respective Subsidiaries so long as such termination is not the result of a breach of this Section 9.2(a).

(b) Confidentiality. During the Restricted Period, each Stockholder shall maintain as confidential and shall not disclose (except as required by Law or as authorized in writing by Parent) any information or materials (“Confidential Information”) relating to the businesses, operations and affairs of any of the Restricted Entities (including any business plans, practices and procedures, pricing information, sales figures, profit or loss figures, information relating to customers, clients, suppliers, sources of supply and customer lists) that are not (i) already generally available to the public, (ii) obtained by such Stockholder from a third party which such Stockholder reasonably believes is not violating any obligation of confidentiality to the Group Companies or (iii) independently developed by such Stockholder without the use of any such information or materials that would otherwise constitute Confidential Information. In the event any Stockholder is required by Law to disclose any such Confidential Information, to the extent legally permitted to do so, such Stockholder (A) shall promptly notify Parent in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and (B) shall cooperate with Parent to obtain a protection order or other confidentiality treatment and disclose only that portion, if any, of the Confidential Information as is required by Law. For purposes of the application of this Section 9.2(b) to ACAS and its Affiliates, such information or materials shall only be considered Confidential Information to the extent such information is known by, or has been made available to, Miles Arnone, Bowen Diehl, Douglas Kelley, Matt Darrah or Ryan Nagim, as of the date hereof, but not generally available to the public. Nothing in this Section 9.2(b) is intended to preclude (i) any Stockholder, its Affiliates or their respective employees from using its general knowledge and know-how regarding the management of a business in the credit card and/or internet advertising industry in any current or future business venture or (ii) any Preferred Stockholder from disclosing to its respective Affiliates such information or materials to the extent such disclosure is in furtherance of such Stockholder’s or its respective Affiliates’ administration of its investment in the Company in the ordinary course of its business and is permitted under the Note Purchase Agreement.

(c) Limitations. Parent and the Group Companies each acknowledges that the Preferred Stockholders make debt and equity investments in a large number of businesses and business sectors, some of which might be competitive with the business of the Group Companies, and a number of employees of the Preferred Stockholders serve on the boards of directors of portfolio companies of such Preferred Stockholders. Through its investment in the Group Companies, the Preferred Stockholders have obtained general industry knowledge about the business or markets in which the Group Companies operate. Nothing in this Agreement shall or shall be construed as restricting the Preferred Stockholders from evaluating or making any investment in any Person, even if such Person is in the same, a similar or a competing line of business as any Group Company, from using such industry knowledge in evaluating, making, disposing or administering any such investment or from having its employees, with such industry knowledge, serve on the boards of directors of any portfolio company; provided, however that all Confidential Information shall be maintained in accordance with the terms of this Section 9.2.

(d) Enforcement. Each Preferred Stockholder acknowledges and agrees that: (i) if, at the time of enforcement of any the covenants and agreements set forth in this Section 9.2, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, Parent and the Preferred Stockholders agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law; (ii) if the courts of anyone or more jurisdictions hold any of the covenants and agreements set forth in this Section 9.2 unenforceable in whole or in part, it is the intention of Parent and the Preferred Stockholders that such determination shall not bar or in any way adversely affect the rights of any party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of any such covenant or agreement, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements; and (iii) in the event of any Preferred Stockholder’s breach of any covenant or agreement set forth in this Section 9.2, money damages would be inadequate and neither the Group Companies nor Parent would have adequate remedy at Law and that the Group Companies and Parent, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of Law or equity of competent jurisdiction for specific performance, injunctive relief and/or other relief in order to enforce or prevent any violations of such covenants and agreement (without posting a bond or other security). In addition, in the event of a breach or violation of any of the covenants and agreements set forth in this Section 9.2, the Restrictive Period shall be tolled with respect to the breaching party until such breach or violation has been duly cured.

9.3. Release. As a material inducement to Parent and Merger Sub to enter into this Agreement, effective as of the Closing, each Stockholder, solely in such Stockholder’s capacity as a stockholder of the Company, agrees not to sue and fully releases and discharges each Group Company and each of its respective directors, officers, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all claims, demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Stockholder now owns or holds or has at any time owned or held against the Released Persons; provided, however, that nothing in this Section 9.3 shall prohibit any (a) Stockholder from enforcing such Stockholder’s rights under this Agreement (b) claim for indemnification or contribution by a Stockholder in his, her or its capacity as a former officer, director, employee, agent or fiduciary of the Company or any of its Subsidiaries, or (c) Stockholder’s right to recover wages, bonuses, employee benefits, and other compensatory amounts that are due to him or her in the ordinary course of business, consistent with past practice. It is the intention of each Stockholder’s that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified and in furtherance of such intention, each Stockholder’s hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Stockholder by the provisions of applicable Law or regulation and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

9.4. Conflicts and Privilege. It is acknowledged by each of the parties hereto that ACAS, ACEI, ACEII, the Company and the Representative have retained Patton Boggs LLP (“PB”) and Arnold & Porter LLP (“AP”) to act as their counsel in connection with the transactions contemplated hereby and that neither PB nor AP has acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of PB or AP for conflict of interest or any other purposes as a result thereof. Parent hereby agrees that, in the event that a dispute arises after the Closing between Parent, the Company, ACAS, ACEI, ACEII or the Representative, PB or AP may represent ACAS, ACEI, ACEII or the Representative in such dispute even though the interests of ACAS, ACEI, ACEII or the Representative may be directly adverse to Parent, the other Stockholders, the Company or its Subsidiaries, provided, that PB or AP, as applicable, has not represented and is not then currently representing the Company or its Subsidiaries in a matter related to such dispute. Parent further agrees that, as to all communications among PB or AP and the Company, any Subsidiary of the Company, ACAS, ACEI, ACEII and/or the Representative that primarily relate to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Representative and may be controlled by the

Representative and shall not pass to or be claimed by Parent, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company or such Subsidiary may assert the attorney-client privilege to prevent disclosure of confidential communications by PB or AP to such third party; provided, however, that neither the Company nor such Subsidiary may waive such privilege without the prior written consent of PB or AP, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed. Each of PB and AP is an intended third party beneficiary of this Section 9.4 and shall be entitled to rely on the provisions hereof.

9.5. Director and Officer Liability, Indemnification and Insurance. For a period of six (6) years after the Closing Date, Parent shall not, and shall not permit the Company or any of its Subsidiaries to amend, repeal or modify any provision in the Company’s or any of its Subsidiary’s certificate of incorporation or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any current or former officer, director or similar functionary (unless required by Law), it being the intent of the parties that the officers, directors and similar functionaries of the Company and its Subsidiaries prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent of the Law. Parent shall cause the Company and each of its Subsidiaries, at the Company’s sole cost and expense, to maintain its existing officers’ and directors’ liability insurance, or other similar liability insurance that covers events occurring prior to the Closing, on terms and in amounts no less favorable to its officers, directors and similar functionaries than its existing officers’ and directors’ liability insurance for a period of six (6) years after the Closing; provided, however, that the annual premium paid for such insurance shall not exceed 200% of the annual premium presently paid by the Company for such insurance. If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company or each Subsidiary shall assume all of the obligations set forth in this Section 9.5. The provisions of this Section 9.5 are intended for the benefit of, and will be enforceable by, each current and former officer, director or similar functionary of the Company and its Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by contract or otherwise.

ARTICLE X

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“ACAS” means American Capital, Ltd.

“ACEI” means American Capital Equity I, LLC.

“ACEII” means American Capital Equity II, LP.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. With respect to an individual, “Affiliate” shall also include any member of such individual’s, Family Group. With respect to a trust or similar entity, “Affiliate” shall also include any beneficiary or trustee of such trust or entity. Notwithstanding the foregoing, no Person of which a Preferred Stockholder owns debt or equity interests, other than the Company and its Subsidiaries, shall be deemed an Affiliate of the Company, any of its Subsidiaries, or such Preferred Stockholder for purposes of (i) determining whether an Affiliate Agreement exists under Section 2.19 with respect to any Agreement that was negotiated and entered into on an arms-length, commercially reasonable basis by the applicable Group Company and such Person and (ii) Section 9.2(a), so long as such Person is not acting under or pursuant to the express direction of any Preferred Stockholder (other than ACAS, ACEI or ACEII for which the direction much have come from Bowen Diehl, Douglas Kelley, Ryan Nagim, Matt Darrah or Miles Arnone) or any Person that would otherwise constitute an Affiliate thereof.

“Affiliated Group” means any affiliated group as defined in Code §1504 that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or foreign Law) for a period during which any Group Company was a member.

“Affiliate Agreements” has the meaning set forth in Section 2.19(a).

“Affiliate Transactions” has the meaning set forth in Section 2.19(a).

“Aggregate Common Closing Date Payment” means the product of (x) the Per Share Common Payment multiplied by (y) the number of Company Common Shares outstanding immediately prior to the Effective Time.

“Aggregate Preferred Closing Date Payment” has the meaning set forth in Section 1.2(c)(ii)(B).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AP” has the meaning set forth in Section 9.4.

“Bankrate Notes” means those certain notes to be issued by Parent as of the Closing pursuant to the Note Purchase Agreement.

“Basket” has the meaning set forth in Section 8.3(a).

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive order to close.

“Cap Allocation Percentage” means, with respect to each Escrow Participant, the percentage for such Person set forth on Exhibit B hereto. Notwithstanding the foregoing, the

Representative shall have the right and authority to equitably adjust the Cap Allocation Percentages of the Escrow Participants in connection with the payment of Losses.

“Cash” means cash, cash equivalents and marketable securities. For the avoidance of doubt, all Cash posted in foreign currency shall be translated into United States dollars at the conversion rate available for such currencies as of the Closing Date.

“Cash Amount” means (i) the bank balance of all Cash held by the Company or any of its Subsidiaries as of the close of business on the Closing Date, before giving effect to the transactions contemplated hereby (including any deposits posted as reserves, security deposits, cash collateral or similar amounts, in each case which the Company accounts for as Cash, and collectively not to exceed $100,00 in the aggregate) minus (ii) the sum of any amounts posted in respect of (A) escrows (as classified in accordance with GAAP) and (B) Deferred Revenue.

“Cash Consideration” means, without duplication, an amount of cash equal to (i) $50,000,000 plus (ii) the Net Working Capital Adjustment (which amount may be a negative number), plus (iii) the Cash Amount (which may be a negative amount), minus (v) the Closing Indebtedness, minus (vi) the Unpaid Seller Expenses.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Cash Consideration” has the meaning set forth in Section 1.2(b).

“Closing Date” has the meaning set forth in Section l.2(a).

“Closing Indebtedness” means, in the aggregate, the Indebtedness of the Group Companies as of immediately prior to the Closing, except for the Indebtedness pursuant to the Company Notes and any Indebtedness solely between two or more Group Companies.

“Closing Statement” has the meaning set forth in Section 1.3(a).

”Co-Sale Agreement” means that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of December 31, 2009 by and among the Company and the Investors party thereto.

“COBRA” has the meaning set forth in Section 2.16(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 8.8.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliate” has the meaning set forth in Section 2.19(a).

“Company Bylaws” has the meaning set forth in the recitals to this Agreement.

“Company Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“Company Common Shares” means, collectively, the shares of Common Stock with a par value of $0.001 per share as set forth in the Company Certificate of Incorporation.

“Company Intellectual Property Rights” has the meaning set forth in Section 2.11(b).

“Company Noteholder” means any Person party to the Note Purchase Agreement in the capacity of a “Purchaser” or a “Lender.”

“Company Notes” means the notes held by the Company Noteholders with an aggregate principal amount of $95,000,000 issued by the Company as of December 31, 2009.

“Company Option” means any option to purchase one or more Company Common Shares issued pursuant to the Option Plan.

“Company Preferred Shares” means the shares of Series A Preferred Stock with a par value of $0.001 per share as set forth in the Company Certificate of Incorporation.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Software” means any software (including source code, executable code, systems, tools, data, databases, firmware and related documentation) including in the Company Intellectual Property Rights.

“Company Systems” has the meaning set forth in Section 2.11(e).

“Competing Transaction” has the meaning set forth in Section 5.6.

“Confidential Information” has the meaning set forth in Section 9.2(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.13.

“Deferred Revenue” means any Cash held by the Company on the Closing Date that represents unearned or unrecognized revenue as defined in accordance with GAAP.

“Disputed Item” has the meaning set forth in Section l.3(a).

“Dissenting Shares” has the meaning set forth in Section l.l(f)(v).

“DGCL” means the Delaware General Corporation Law, as amended.

“Drop Dead Date” has the meaning set forth in Section 7.1(b).

“Effective Time” has the meaning set forth in Section 1.1(b).

“Employee Benefit Plans” has the meaning set forth in Section 2.16(a).

“Environmental Laws” means as currently in effect all federal, state, local and foreign statutes, regulations, ordinances, rules and all other provisions having the force or effect of Law, all judicial and administrative orders and determinations, all contractual obligations, and all common Law, in each case concerning worker health and safety, pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.16(c).

“Escrow Account” has the meaning set forth in Section 1.2(c)(ii)(A).

“Escrow Agent” has the meaning set forth in Section 1.2(c)(ii)(A).

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Parent, the Representative and PNC Bank National Association, substantially in the form of Exhibit C attached hereto.

“Escrow Allocation Percentage” means, with respect to each Escrow Participant, the percentage for such Person set forth on Exhibit D hereto. Notwithstanding the foregoing, the Representative shall have the right and authority to equitably adjust the Escrow Allocation Percentages of the Escrow Participants in connection with the payment of Losses.

“Escrow Amount” has the meaning set forth in Section 1.2(c)(ii)(A).

“Escrow Funds” means the Escrow Amount plus any interest accrued thereon while in the possession of the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Participants” means, collectively, the Preferred Stockholders, the holders of Company Common Shares, and the Incentive Payment Recipients.

“Family Group” means, with respect to any natural person, such person’s spouse, parents and siblings, and each of their respective descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, parents, siblings and/or their respective descendants (whether natural or adopted).

“Final Cash Consideration” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 2.5.

“Financing” has the meaning set forth in Section 5.10.

“FSA” means the U.K. Financial Services Authority and any successor regulator.

“FSMA” has the meaning set forth in Section 2.21(b).

“FSA Rules” has the meaning set forth in Section 2.2l(b).

“Fundamental Representations” has the meaning set forth in Section 8.1.

“Funded Indebtedness” means, as of any time, without duplication, (i) any obligations of any Group Company under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness of any Group Company evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Group Company assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) any Liability of any Group Company with respect to interest rate swaps, collars, caps and similar hedging obligations and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which any Group Company is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise (other than any such arrangement between any Group Company and another Group Company).

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Survival Date” has the meaning set forth in Section 8.1.

“Government Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over any Group Company.

“Group Companies” means (i) prior to the Closing, the Company and its Subsidiaries or (ii) after the Closing, the Surviving Entity and its Subsidiaries that exist on the Closing Date.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, toxic substance, or other substance or waste for which standards of conduct or Liability are imposed pursuant to Environmental Laws, and shall include odors, noise, mold, radioactive materials, petroleum, and asbestos.

“Improvements” has the meaning set forth in Section 2.20(c).

“Incentive Payment Agreements” means the agreements entered into by the Company with the Incentive Payment Recipients in connection with the transactions contemplated hereby for the payment of certain amounts pursuant to the Company’s 2009 Executive Incentive Compensation Plan, in each case, substantially in the form of Exhibit E hereto (other than with respect to such agreement with Elizabeth DeMarse, which shall be substantially in the form of Exhibit F hereto).

“Incentive Payment Recipients” means the individuals who have executed, or will execute prior to the Closing, Incentive Payment Agreements.

“Incentive Payments” means the amounts to be paid prior to the Closing to the Incentive Payment Recipients pursuant to the Incentive Payment Agreements.

“Indebtedness” means, as of any time, without duplication, (i) any Funded Indebtedness, (ii) any off-balance sheet financing of any Group Company, including synthetic leases and project financing, (iii) all obligations of any Group Company under capitalized leases, (iv) all obligations of any Group Company for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past custom and practice that are not more than 90 days past due), (v) to the extent not paid as of the Closing, any Liability of any Group Company for any compensation owed or to be paid to any employees of and Group Company in connection with or as a result of the consummation of the transactions contemplated hereby (including with respect to any incentive equity securities); and (vi) all obligations of the type referred to in clauses (ii) through (v) of any Persons the payment of which any Group Company is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise (other than any such arrangement between any Group Company and another Group Company).

“Indemnified Party” has the meaning set forth in Section 8.5.

“Independent Auditor” has the meaning set forth in Section 1.3(a).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, corporate names and rights in telephone numbers and other indicia of origin, together with all translations, transliterations, adaptations, derivations, and combinations thereof, all applications for registration, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing, (iii) copyrights and works of authorship (including “look and feel”), database rights, moral rights and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, systems, tools, data, databases, firmware and related documentation), (v) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures and biographical information of real persons, (vi) trade secrets and other confidential information (including ideas, know-how, processes, methods, techniques, research and development, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists and price and cost information), (vii) all other intellectual property and proprietary rights, and (viii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person, other than overnight deposits, cash equivalents and obligations of any Governmental Authority, and (ii) any capital contribution by such Person to any other Person.

“Investor Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement dated as of December 31, 2009 by and among the Company and the Investors party thereto.

“IRS” means the Internal Revenue Service of the United States.

“Joinder” means a Joinder to this Agreement substantially in the form of Exhibit G hereto.

“Knowledge” means, (i) with respect to any Group Company, the actual knowledge of Elizabeth DeMarse, Chris Speltz, Jeff Whitmire, Cesar Gonzalez, Jody Farmer, Ned Newhouse and Wendy Stahl and (ii) with respect to any other Person, the actual knowledge of such Person (and if such Person is not an individual, such Person’s executive officers).

“Laws” means all statutes, laws, codes, ordinances, regulations, rules, orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration, accreditation or other authorization of any Government Entity, and other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, deed of trust, right-of-way, right of setoff, claim, lien, license, charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), easement, option, proxy, power-of-attorney, voting agreement, or any restriction on transfer.

“Loan Documents” means the Transaction Documents (as defined in the Third Amended and Restated Credit Agreement, dated as of December 31, 2009, by and among the Company, CCRD Operating Company, Inc., American Capital Financial Services, Inc. and the lenders party thereto).

“Losses” has the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means a material adverse effect upon (i) the business, operations, assets, liabilities, condition (financial or otherwise) or operating results of the Group Companies, taken as a whole or (ii) the ability of the Group Companies or the Stockholders to consummate the transactions contemplated hereby or perform their respective obligations under the Transaction Documents; provided, that for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the business of the Company or any of its Subsidiaries primarily operates that are not unique to such business, (b) the announcement or disclosure of the transactions contemplated herein, (c) general economic or regulatory conditions or changes, (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) military action or any act of terrorism, (f) changes in GAAP after the date hereof, (g) compliance with the terms of this Agreement or any written request of Parent, (h) actions taken or to be taken pursuant to this Agreement, (i) a flood, hurricane, earthquake or other natural disaster, (j) the failure of the Company or any of its Subsidiaries to meet or achieve the results set forth in any internal projection (provided, however, that the underlying changes in facts or circumstances causing such failure shall be taken into account in determining whether a Material Adverse Effect has occurred), (k) any action taken by Google or any other internet search engine with respect to comparison ads, key word searches or search terms or which otherwise generally relates to the industry or market in which the Group Companies operate, compete or conduct business, (1) any action taken by or with respect to a credit card issuer (1) in the industry or markets in which the business of the Company or any of its Subsidiaries primarily operates, (2) in connection with the general relationship between such issuer and its customers, (3) resulting in a reduction or cessation of operations of such issuer or (4) which relates to such issuer’s credit standards or marketing activities, in each case, other than any such action taken in connection with a change in applicable Law, (m) any matter which is known by Parent (or of which Parent has been notified), (n) anything related to any Group Company’s registration with, or approval from, the FSA, (o) any actions, results or changes arising out of the Credit Card Accountability, Responsibility and Disclosure Act of 2009, the Restoring American Financial Stability Act of 2010, the Wall Street Financial Reform and Consumer Protection Act of 2009 or the Expedited CARD Reform for Consumers Act of 2009 or (p) any matter set forth in the Schedules attached hereto (taking into account any Updated Schedules to the extent permitted under clause (iii) of Section 5.11); provided, however, that with respect to clauses (a), (c), (d), (e), (f) or (i) above, such matter will be considered to the extent that it disproportionately affects the Company and its Subsidiaries in a material manner as compared to similarly situated businesses operating in the principal business in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 2.10(b).

“Merger” has the meaning set forth in the Preamble.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Money Laundering Rules” has the meaning set forth in Section 2.21(d).

“Most Recent Balance Sheet” has the meaning set forth in Section 2.5.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 2.5.

“Net Working Capital” means, as of immediately prior to the Closing, the (i) current assets of the Group Companies (excluding any Cash), minus (ii) current liabilities of the Group Companies (not including the current portion of any Indebtedness), in each case, as determined in accordance with GAAP consistently applied and, to the extent consistent therewith, made in accordance with the schedule of line items as set forth on Exhibit H attached hereto, which, for purposes of clarity, is intended to be consistent with the accounting methods, policies and practices used in the preparation of the Most Recent Balance Sheet.

“Net Working Capital Adjustment’” means, to the extent that the Net Working Capital (i) is greater than the Target Net Working Capital, such positive amount, or (ii) is less than the Target Net Working Capital, such negative amount.

“Note Purchase Agreement” means that certain Fourth Amended and Restated Note Purchase Agreement, dated as of the Closing Date, by and among Parent, the Company and its Affiliates party thereto, the purchasers listed on the signature pages thereto and American Capital Financial Services, Inc., as agent for such purchasers, substantially in the form of Exhibit I attached hereto, pursuant to which the Bankrate Notes will be issued on the Closing Date.

“Notice of Disagreement” has the meaning set forth in Section 1.3(a).

“OFT” means the U.K. Office of Fair Trading.

“Option Plan” means the CCCI Holdings, Inc. 2006 Stock Plan and any other option plan pursuant to which Company Options remain issued and outstanding as of immediately prior to the Effective Time.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Expenses” has the meaning set forth in Section 11.1.

“Parent Indemnified Persons” has the meaning set forth in Section 8.2(a).

“Parent Representatives” has the meaning set forth in Section 5.13.

“PB” has the meaning set forth in Section 9.4.

“Per Share Common Payment” means an amount equal to $0.01.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not yet due and payable or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves (as determined in accordance with GAAP consistently applied) have been established on the Group Companies’ books with respect thereto, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the ordinary course of business for amounts which are not due and payable, (c) zoning, building and other land use or other regulations regulating the use or occupancy of real property or the activities conducted thereon imposed by Government Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by the Group Companies for the purposes for which it is currently used in connection with the Group Companies’ business, (e) as of the date of this Agreement, Liens securing financing of the Group Companies (provided that such Liens will not constitute Permitted Liens as of the Closing) or granted pursuant to the terms of or in connection with the Financing, the Note Purchase Agreement or the agreements or documents contemplated thereby, and (f) restrictions on transfer under applicable securities Laws or restrictions under the provisions of the Co-Sale Agreement, Investor Rights Agreement or the Loan Documents.

“Person” means an individual, partnership, corporation, limited liability company, association, a joint stock-company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Pre-Closing Taxes” has the meaning set forth in Section 8.6.

“Pre-Closing Tax Period” has the meaning set forth in Section 8.6.

“Preferred Stockholders” has the meaning set forth in the preamble to this Agreement.

“Proceeding” has the meaning set forth in Section 2.12.

“Proposal” has the meaning set forth in Section 5.6.

“Real Property Leases” has the meaning set forth in Section 2.20(b).

“Reference Date” means (i) with respect to any Group Company other than the Regulated Subsidiary, October 30, 2006 and (ii) with respect to the Regulated Subsidiary, June 6, 2008.

“Regulated Subsidiary” means Freedom Marketing Ltd.

“Regulatory Authority” means the FSA and OFT.

“Released Persons” has the meaning set forth in Section 9.3.

“Representative” has the meaning set forth in the preamble to this Agreement.

“Required Information” has the meaning set forth in Section 5.10(a)(i).

“Responsible Party” has the meaning set forth in Section 8.5.

“Restricted Entities” has the meaning set forth in Section 9.2(a).

“Restrictive Period” has the meaning set forth in Section9.2(a).

“Restructuring” means the consummation of the transactions contemplated by the Third Amended and Restated Credit Agreement, dated as of December 31, 2009, by and among the Company, CCRD Operating Company, Inc., American Capital Financial Services, Inc. and the lenders party thereto, the Stock Purchase, Conversion and Exchange Agreement, dated as of

December 31, 2009, by and among the Company and the lenders party thereto, and the other documents executed in connection therewith, together with any actions taken in connection therewith.

“Section 280G Payments” has the meaning set forth in Section 5.14.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Expenses” has the meaning set forth in Section 11.1.

“Special Losses” has the meaning set forth in Section 8.3(b).

“Stockholder” means each holder of Company Shares.

“Stockholder Indemnified Persons” has the meaning set forth in Section 8.2(b).

“Straddle Period” has the meaning set forth in Section 8.6.

“Stockholder Approval” has the meaning set forth in the recitals hereto.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Entity” has the meaning set forth in Section 1.1(a).

“Surviving Entity Bylaws” has the meaning set forth in Section 1.1(d).

“Surviving Entity Certificate of Incorporation” has the meaning set forth III Section 1.1(c).

“Target Net Working Capital” means $5,397,000.

“Taxes” mean with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever and denominated by any name whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Government Entity responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (ii) Liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person by contract or otherwise, or (iii) Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party” means any Person other than a party to this Agreement.

“Transaction Documents” means, collectively, this Agreement and all other agreements and instruments contemplated by this Agreement.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“UK Companies” has the meaning set forth in Section 2.16(k).

“UK Employment Legislation” means all laws applicable to the employees whose normal place of work is the United Kingdom including (without limitation) the Working Time Regulations 1998 and 1999, the National Minimum Wage Act 1998, the Employment Relations Act 1999, the Employment Rights Act 1996, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion and Belief) Regulations 2003, the Asylum and Immigration Act 1996 and the Employment Equality (Age) Regulations 2006.

“Unpaid Seller Expenses” means those Seller Expenses which have not been paid as of immediately prior to the Closing.

“Updated Schedules” has the meaning set forth in Section 5.11.

“WARN Act” has the meaning set forth in Section 2.15(b).

ARTICLE XI

Miscellaneous

11.1. Fees and Expenses. Parent and Merger Sub shall pay all costs and expenses incurred by them in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Parent Expenses”). The Stockholders shall pay at or prior to the Closing all costs and expenses incurred by the Stockholders or the Group Companies in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including any brokerage fees incurred by the Stockholders or the Group Companies (collectively, the “Seller Expenses”). Notwithstanding the foregoing, Parent shall pay and/or reimburse legal fees and expenses incurred by (A) the Company Noteholders for all legal fees and expenses incurred by the Group Companies or ACAS or its Affiliates in connection with the Note Purchase Agreement (provided that such payment and/or reimbursement shall not exceed $100,000 in the aggregate) and (B) the Group Companies for all expenses incurred in connection with the incremental accounting work requested by Parent as part of the Financing in accordance with Section 5.10.

11.2. Press Release and Announcements. None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Parent or the Representative, as the case may be. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such press release or public announcement before the same is made.

11.3. Remedies. Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws; provided, however, that, following the Closing, the indemnity obligations under ARTICLE VIII shall be the sole and exclusive remedy for any breach of any representation, warranty or covenant (other than (A) for a claim of fraud, (B) for claims of, or causes of action for which the sole remedy sought is equitable relief, or (C) for specific performance of obligations to be performed after the Closing Date (including determination of the Final Cash Consideration as provided in Section 1.3) of the Company, any Stockholder, Parent or Merger Sub. All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently. One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

11.4. Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by Parent and the Representative. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.5. Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by any Stockholder, or assigned or delegated by any Group Company prior to the Closing, without the prior written consent of Parent, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Parent or Merger Sub without the prior written consent of the Representative; provided that, at and after the Closing, ACAS, ACEI, ACEII, Parent and/or Merger Sub may assign this Agreement and their rights and obligations hereunder without such prior written consent to any of its respective Affiliates, any Person which provides financing to such Person or any of its respective Affiliates for collateral purposes, and any subsequent purchaser of such Person (whether by merger, consolidation, sale of stock, sale of assets or otherwise).

11.6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7. Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), anyone of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.8. Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The word “if’ means “if and only if.” The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

11.9. Entire Agreement. This Agreement and the agreements and documents referred to herein (including, without limitation, the Confidentiality Agreement) contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including that certain indication of interest, dated May 6, 2010, by and among Parent and ACAS, on behalf of the Company.

11.10. No Third-Party Beneficiaries. Except with respect to the Parent Indemnified Parties and Stockholder Indemnified Parties, who shall be express Third Party beneficiaries hereunder or as otherwise specifically set forth herein (including specifically the Persons not party hereto entitled to the benefits of Sections 7.2, 9.3, 9.4, 9.5 and 11.1), this Agreement is for the sale benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.11. Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.12. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 11.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.13 WITH ANY PERSON AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.14. Consent to Jurisdiction. Each of the parties hereto submits to the jurisdiction of the Delaware Court of Chancery or any other federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 11.15.

11.15. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile or email, three Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to Parent, the Stockholders and the Group Companies at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to the Group Companies (prior to the Closing):

c/o American Capital, Ltd.

Two Bethesda Metro Center, 14th floor

Bethesda, Maryland 20814

Attn: Chief Compliance Officer

Facsimile: (301) 654-6714

with a copy (which shall not constitute notice to the Group Companies) to:

Creditcards.com, Inc.

8920 Business Park Drive, Suite 350

Austin, Texas 78759

Attn: Chief Executive Officer

Facsimile: (512) 475-7001

Email: Edemarse1@aol.com

with a copy (which shall not constitute notice to the Group Companies) to:

American Capital, Ltd.

2200 Ross Avenue, Suite 4500W

Dallas, Texas 75201

Attn: Douglas Kelley

Facsimile: (214) 273-6635

Email: Douglas.Kelley@AmericanCapital.com

with a copy (which shall not constitute notice to the Group Companies) to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Attn: Charles P. Miller, Esq.

Facsimile: (214) 758-1550

Email: cmiller@pattonboggs.com

If to the Group Companies (after the Closing):

c/o Bankrate, Inc.

477 Madison Avenue, Suite 430

New York, NY 10022

Attn: Hanno Damm

Facsimile: (917) 368-8697

Email: hdamm@bankrate.com

with a copy (which shall not constitute notice to the Group Companies) to:

Apax Partners, L.P.

601 Lexington Avenue

New York, NY 10022

Attn: Mitch Truwit

Facsimile: (212) 646-7242

Email: mitch.truwit@apax.com

with a copy (which shall not constitute notice to the Group Companies) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Kim Taylor

Facsimile: (212) 446-6460

Email: kim.taylor@kirkland.com

If to the Representative or the Stockholders:

c/o American Capital, Ltd.

Two Bethesda Metro Center, 14th floor

Bethesda, Maryland 20814

Attn: Chief Compliance Officer

Facsimile: (301) 654-6714

with a copy (which shall not constitute notice to the Representative or the Stockholders) to:

American Capital, Ltd.

2200 Ross Avenue, Suite 4500W

Dallas, Texas 75201

Attn: Douglas Kelley

Facsimile: (214) 273-6635

Email: Douglas.Kelley@AmericanCapital.com

with a copy (which shall not constitute notice to the Representative or the Stockholders) to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Attn: Charles P. Miller, Esq.

Facsimile: (214) 758-1550

Email: cmiller@pattonboggs.com

If to Parent:

Bankrate, Inc.

477 Madison Avenue, Suite 430

New York, NY 10022

Attn: Hanno Damm

Facsimile: (917) 368-8697

Email: hdamm@bankrate.com

with a copy (which shall not constitute notice to Parent) to:

Apax Partners, L.P.

601 Lexington Avenue

New York, NY 10022

Attn: Mitch Truwit]

Facsimile: (212) 646-7242

Email: mitch.truwit@apax.com

with a copy (which shall not constitute notice to Parent) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Kim Taylor

Facsimile: (212) 446-6460

Email: kim.taylor@kirkland.com

11.16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.17. Authorization of the Representative.

(a) The Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Escrow Participants, as the exclusive agent and attorney-in-fact to act on behalf of such Persons, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sale discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to collect and receive all moneys and other proceeds and property payable to Representative from the Escrow Account as described herein, and, subject to any applicable withholding retention Laws and net of any out-of-pocket expenses incurred by the Representative (including any Seller Expenses paid by the Representative), the Representative shall disburse and pay the same to each of the Escrow Participants in a manner consistent with the provisions hereof;

(iv) to equitably adjust the Escrow Allocation Percentage and/or Cap Allocation Percentage of any particular Escrow Participant as a result of the payment of Losses;

(v) as the Representative, to enforce and protect the rights and interests of the Escrow Participants (including the Representative, in its capacity as a Stockholder) arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under ARTICLE VIII), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Escrow Participants, including asserting or pursuing any claim against Parent, Merger Sub and/or the Surviving Entity, defending any Third Party Claims or claims by the Parent Indemnified Persons, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such claims;

(vi) to refrain from enforcing any right of any Escrow Participant and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Escrow Participant unless such waiver is in writing signed by the waiving party or by the Representative; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses (including attorneys’ fees) incurred as the Representative. The Representative may from time to time submit invoices to the Escrow Participants covering such expenses and, upon the request of any Escrow Participant, shall provide such Escrow Participant with an accounting of all expenses paid. In addition to any other rights or remedies, the Representative may, upon prior or contemporaneous written notice, offset any amounts determined by it to be owed to the Representative against any amounts to be distributed to the Escrow Participants pursuant to Section 1.3(c). In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Escrow Participant by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Escrow Participant. Each Escrow Participant shall indemnify, pro rata based upon the consideration received by such Escrow Participant hereunder, the Representative against all Losses arising out of or in connection with any Proceeding, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any Proceeding which finally adjudicates the liability of the Representative hereunder for its gross negligence or willful misconduct.

(c) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(d) Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Stockholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder, and (ii) shall survive the consummation of the Merger.

(f) The Representative may resign from its capacity as Representative at any time by written notice delivered to Parent. If there is a vacancy at any time in the position of the Representative for any reason, such vacancy shall be filled by an Escrow Participant vote in the form of a writing executed by the Escrow Participants entitled to a majority of the number of votes referred to in the next sentence. In such event, each Escrow Participant shall have a number of votes equal to such Escrow Participant’s Escrow Allocation Percentage multiplied by 100 and the authorization of a majority of such number of votes shall be binding on all of the Escrow Participants and shall constitute the authorization of the Escrow Participants.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the date first written above.

BANKRATE, INC.

By:	/s/ Thomas R. Evans
	Name:	Thomas R. Evans
	Title:	President – CEO

CCBK ACQUISITION, INC.

By:	/s/ Thomas R. Evans
	Name:	Thomas R. Evans
	Title:	President – CEO

CREDITCARDS.COM, INC.

By:	/s/ Elisabeth DeMarse
	Name:	Elisabeth DeMarse
	Title:	CEO

AMERICAN CAPITAL, LTD.

By:	/s/ Douglas Kelley
	Name:	Douglas Kelley
	Title:	Vice President

AMERICAN CAPITAL EQUITY I, LLC

By:	American Capital Equity Management, LLC, Its Manager

By:	/s/ Douglas Kelley
	Name:	Douglas Kelley
	Title:	Vice President

AMERICAN CAPITAL EQUITY II, LP

By:	American Capital Equity Management II, LLC, its General Partner

By:	/s/ Douglas Kelley
	Name:	Douglas Kelley
	Title:	Vice President

AUSTIN VENTURES VIII, L.P.

By:	AV Partners VIII, L.P., its General Partner

	By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis General Partner

AUSTIN VENTURES IX, L.P.

By:	AV Partners IX, L.P., its General Partner

	By:	/s/ Kenneth P. DeAngelis
Kenneth P. DeAngelis General Partner

[Signature page to

Agreement and Plan of Merger]

AMERICAN CAPITAL EQUITY II, LP

By:	American Capital Equity Management II, LLC, its General Partner

By:
Name:
Title:

AUSTIN VENTURES VIII, L.P.

By:	AV Partners VIII, L.P., its General Partner

	By:	/s/ Philip Siegel
		Name:	Philip Siegel
General Partner

AUSTIN VENTURES IX, L.P.

By:	AV Partners IX, L.P., its General Partner

	By:	/s/ Philip Siegel
		Name:	Philip Siegel
General Partner